Exhibit 2.1

DATED 4 January 2011	CONFORMED COPY

(1) THE SELLERS

(2) INFORMATION SERVICES GROUP, INC.

AGREEMENT

for the sale and purchase of

the entire issued share capital of

CCGH Limited

CONTENTS

Clause		Page

1	INTERPRETATION	1

2	SALE AND PURCHASE OF THE SHARES	13

3	CONSIDERATION	14

4	WORKING CAPITAL ADJUSTMENT	16

5	COMPLETION	17

6	WARRANTIES	18

7	LIMITATION ON SELLERS’ LIABILITY	19

8	SATISFACTION OF CLAIMS	23

9	INDEMNITIES	24

10	PROTECTION OF GOODWILL	26

11	CONFIDENTIAL INFORMATION AND KNOW-HOW	28

12	USE OF INTELLECTUAL PROPERTY RIGHTS	28

13	ANNOUNCEMENTS	28

14	NOTICES	29

15	SELLERS’ REPRESENTATIVE	29

16	ENTIRE AGREEMENT	29

17	FURTHER ASSURANCE	30

18	INVALIDITY	30

19	EFFECT OF COMPLETION	30

20	WAIVER	30

21	TIME OF ESSENCE	31

22	COSTS	31

23	ASSIGNMENT	31

24	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	31

25	LIMITATION OF TIME	31

26	COUNTERPARTS	31

27	LAW AND JURISDICTION	31

28	SERVICE OF PROCESS	32

SCHEDULE 1 - SELLERS’ DETAILS	33

SCHEDULE 2	37

Part 1 - THE COMPANY	37

Part 2 - SUBSIDIARIES	38

SCHEDULE 3 - PROPERTIES	53

SCHEDULE 4 - WARRANTIES	33

SCHEDULE 5 - INTELLECTUAL PROPERTY	88

SCHEDULE 6 - COMPLETION OBLIGATIONS	64

SCHEDULE 7 - WORKING CAPITAL ADJUSTMENT AND COMPLETION STATEMENT	66

Part 1 - FORM OF COMPLETION STATEMENT	66

Part 2 - COMPLETION STATEMENT	67

Part 3 - GENERAL REQUIREMENTS	70

Part 4 - ACCOUNTING TREATMENTS	71

SCHEDULE 8 - ESCROW PROVISIONS	74

Part 1 – ESCROW ACCOUNT	74

Part 2 – ESCROW ACCOUNT INSTRUCTION LETTER	75

THIS AGREEMENT is made on 4 January 2011

BETWEEN:-

(1)           THE PERSONS whose names and addresses are set out in Schedule 1 (the “Sellers”); and

(2)           INFORMATION SERVICES GROUP, INC., a Delaware corporation whose principal place of business is at Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut, CT 06901, USA (the “Buyer”).

IT IS AGREED as follows:-

1.             INTERPRETATION

1.1           In this Agreement the following words and expressions have the following meanings:-

“2006 Review”	means the outstanding rent review due on 29 September 2006 under the terms of the Lease

“Accounting Practice”

means:

(a)           in the case of the consolidated accounts for Compass Consulting Group Holdings Limited and its subsidiaries, the practice of preparing accounts in compliance with all applicable laws and accounting conventions, principles and practices generally accepted in the UK as at the Accounts Date required to be used in the preparation of accounts;

(b)           in the case of the individual accounts of each of the Subsidiaries, the practice of preparing accounts in compliance with all applicable laws and accounting conventions, principles and practices generally accepted in the country of its incorporation as at the Accounts Date required to be used in the preparation of accounts; and

(c)           in the case of the Company and CCGH No.2 Limited the practice referred to in (a) above shall apply for any period,

(save that paragraph (b) of this definition shall be excluded for the purposes of Schedule 7)

“Accounts”

means:

(a)           the audited balance sheet of each of Compass Consulting Group Holdings Limited, Compass Management Consulting Limited, Compass Limited, Compass Management Consulting Pty Limited, Compass Management Consulting SA and Compass Consulting AB;

(b)           the unaudited balance sheet of each other Group Company (other than the Company and CCGH No.2 Limited); and

(c)           the audited consolidated balance sheet of the Group (other than the Company and CCGH No.2 Limited),

in each case, as at the Accounts Date, and

(i)            the audited profit and loss account of each of Compass Consulting Group Holdings Limited, Compass Management Consulting Limited, Compass Limited, Compass Management Consulting Pty Limited, Compass Management Consulting SA and Compass Consulting AB;

(ii)           the unaudited profit and loss account and, where applicable, cash flow statement of each other Group Company (other than the Company and CCGH No.2 Limited); and

(iii)          the audited consolidated profit and loss account of the Group (other than the Company and CCGH No.2 Limited) , consolidated statement of total recognised gains and losses of the Group (other than the Company and CCGH No.2 Limited), and the consolidated cash flow statement of the Group (other than the Company and CCGH No.2 Limited), in each case, for the financial period ended on the Accounts Date together with the notes and directors report and auditors report and all other documents or statements annexed thereto or incorporated therein as attached at document 2.28 of the Disclosure Letter but, for the avoidance of doubt, excluding the Non-Trading Group Companies’ Accounts

“Accounts Date”	means 31 December 2009

“Act”	means the Companies Act 2006

“Actual Net Working Capital”	means the Current Assets less the Current Liabilities less Indebtedness as shown in the Completion Statement

“Actual Tax Liability”

means any liability of a Group Company to make an actual payment or an increased payment of or in respect of Tax arising as a result of the recent audit of Compass Deutschland GmbH by the German tax authorities for which an accrual or provision is included in Actual Net Working Capital in accordance with paragraph 3.3 of Part 4 of Schedule 7

“April Share Purchase Agreement”

means the agreement dated 29 April 2010 made between (1) Management Software Publishing Limited; (2) David Whitmore, Philip Gore-Randall and Clearwater Corporate Finance LLP; (3) Compass International BV; and (4) CCGH No.2 Limited in relation to the purchase of the entire issued share capital of Compass Consulting Group Holdings Limited which forms part of the Group

“April SPA Deed of Release”	means the deed of partial release in relation to the April Share Purchase Agreement in the agreed form to be entered into and delivered at Completion

“Agreement”	means this agreement, as the same may be amended or supplemented, including the Schedules

“Business Day”	means any day (other than a Saturday, Sunday or a public holiday in England) on which clearing banks in the City of London and New York are open for the transaction of normal banking business

“Buyer’s Group”	means the Buyer and any group undertaking from time to time of the Buyer and, with effect from Completion includes, for the avoidance of any doubt, each Group Company

“Buyer’s Solicitors”	means Pinsent Masons LLP of CityPoint, One Ropemaker Street, London EC2Y 9AH

“Cash and Bank”	means the aggregate of all cash at bank and in hand of the Group Companies at Completion as shown in the Completion Statement

“Cash Consideration”	means the consideration payable by the Buyer pursuant to Clause 3.2.1

“Claim”	means a claim under the Warranties and/or the Indemnities and/or the Tax Deed (as appropriate)

“Company”	means CCGH Limited, details of which are set out in Part 1 of Schedule 2

“Compass House”	means the property known as Compass House, 60 Priestley Road, Surrey Research Park, Guildford

“Completion”	means completion of the sale and purchase of the Shares in accordance with this Agreement

“Completion Date”	means the date on which Completion occurs

“Completion Statement”	means the statement showing the Actual Net Working Capital and any Working Capital Adjustment to be prepared in accordance with Schedule 7

“Confidential Information”

means all information in existence as at the date of this Agreement but not in the public domain and which is used in or which otherwise relates to each Group Company’s business, its customers or financial or other affairs, including, without limitation, information relating to:-

(a)           the marketing of products or services including, without limitation, customer names and lists and other details of customers, financial information, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials; or

(b)           future projects, business development or planning, commercial relationships and negotiations,

existing in whatever form

“Consideration”	means the consideration for the purchase of the Shares set out in Clause 3

“Consideration Shares”	means 3,500,000 ISG Shares to be allotted and issued, credited as fully paid, to the Sellers in accordance with Clause 3.2.2 and references to a “Consideration Share” shall be construed accordingly

“Contingent Amount”

means, in respect of any Claim which is not Finally Decided, such amount as:-

(a)           the Buyer and the Sellers’ Representative shall agree in writing to be the estimated quantum of the relevant Claim; or

(b)           an independent Queen’s Counsel appointed by the Buyer at the joint expense of the Buyer and the Sellers has confirmed in writing to both the Buyer and the Sellers’ Representative to be a reasonable good faith estimate of the amount of the Claim

“Covenantors”	has the meaning given in the Tax Deed

“CPIV Amount”

means (as at the date of this Agreement) $6,569,095, and from time to time thereafter means the aggregate of:-

(a)           the Cash Consideration paid to CPIV S.A. on Completion;

(b)           the principal amount of the Loan Notes issued to CPIV S.A on Completion;

(c)           the Prevailing Market Value of the Consideration Shares issued to CPIV S.A. on Completion; and

(d)           less the amount of CPIV S.A.’s share of any Negative Adjustment (as the case may be)

“CTA 2009”	means the Corporation Tax Act 2009

“CTA 2010”	means the Corporation Tax Act 2010

“Current Assets”

means the value of the Cash and Bank, work-in-progress, trade debtors and other current assets as at Completion, in each case as extracted from the Completion Statement prepared in accordance with Schedule 7

“Current Liabilities”	means the value of the trade creditors, fees in advance and other current liabilities as at Completion, in each case as extracted from the Completion Statement prepared in accordance with Schedule 7

“Customer”

means, in relation to the Company or any member of the Group, any customer or enquirer of the Company or that member of the Group and references to “Customers” in this Agreement shall be construed accordingly

“Database”	means the database of Customer information, including (but not limited to) the Customers’ details and IT and business operational performance data, which is held, owned and/or used by the Group

“Data Protection Legislation”

means the DPA 1998 and any and all subordinate or secondary legislation made under the DPA 1998 from time to time including all published guidance by the Information Commissioner’s Office, and the Privacy and Electronic Communications (EC Directive) Regulations 2003

“Disclosure Letter”

means the letter, in the agreed form, dated the date of this Agreement (together with all the documents attached to it) from the Warrantors to the Buyer executed by the Warrantors and delivered to the Buyer immediately prior to the execution of this Agreement which sets out certain disclosures against the Warranties for the purposes of Clause 6

“DPA 1998”	means the Data Protection Act 1998

“EBT”

means Compass Trustees Limited (registered in England and Wales with registered number 06594092) whose registered office is at Compass House, 60 Priestley Road, Surrey Research Park, Guildford, Surrey, GU2 7YU, United Kingdom

“Employee”	means a director or officer (whether or not employed by a Group Company) or employee of a Group Company

“Encumbrance”

means any encumbrance or security interest of any kind whatsoever including without limitation a mortgage, charge, pledge, lien, hypothecation, restriction, right to acquire, right of pre-emption, option, conversion right, third party right or interest, right of set-off or counterclaim, equities, trust arrangement or any other type of preferential agreement (such as a retention of title arrangement) having similar effect or any other rights exercisable by or claims by third parties, and “Encumber” shall have a corresponding meaning

“Escrow Account”	means the separately designated interest bearing deposit account in the joint names of the Buyer’s Solicitors and the Sellers’ Solicitors

“Escrow Account Instruction Letter”	means the letter in the agreed form from the Buyer and the Seller to the Buyer’s Solicitors and the Sellers’ Solicitors

“Escrow Amount”

means the sum (if any) paid into the Escrow Account pursuant to Clause 8.4 plus any interest accruing on it from time to time to be held in the Escrow Account, as reduced by any payments made to the Buyer from time to time in accordance with the provisions of Schedule 8 and/or Clause 8.4

“Executive Scheme”	means the executive pension arrangement for David Whitmore

“Expiry Date”	means midnight (GMT) on the date 18 months after Completion

“Fairly Disclosed”

means fairly disclosed with sufficient details to enable the Buyer to identify the nature and scope of the matter disclosed and to make an informed assessment of the matter concerned in the context of the Warranties

“Finally Decided”

means either:-

(a)           the relevant Seller(s) and the Buyer shall have expressly agreed in writing the terms of settlement in respect of the claim in question; or

(b)           a claim by the Buyer against the Sellers (or any of them, as the case may be) has been determined or settled by a court of competent jurisdiction from which there is no appeal or from whose judgment neither the Buyer nor the relevant Seller(s) (as the case may be)

appeals within any applicable time limit

“GPA”	means any group payment arrangement made pursuant to Section 59F Taxes Management Act 1970 (formerly Section 36 Finance Act 1998), which includes a Group Company

“GPP”	means the Compass Consulting Group’s Group Stakeholder pension plan with Scottish Equitable

“Group”	means the Company and each of its Subsidiaries

“Group Company”	means the Company or any of its Subsidiaries and references to “Group Companies” shall be to all of them

“Group Relief”

means any of the following:-

(a)           group relief capable of being surrendered or claimed pursuant to Part 5 CTA 2010 (formerly Chapter IV Part X ICTA);

(b)           amounts eligible for surrender under the Double Taxation Relief (Surrender of Relievable Tax Within a Group) Regulations 2001;

(c)           advance corporation tax capable of being surrendered or claimed pursuant to Regulation 15 Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999;

(d)           a tax refund capable of being surrendered or claimed under Section 963 CTA 2010 (formerly Section 102 Finance Act 1989);

(e)           any other Relief eligible for surrender or capable of being claimed or surrendered in accordance with any legislation in relation to Tax (including, without limitation, overpayments of instalments of corporation tax or any balancing payment as referred to in Chapter 6 Part 4 TIOPA 2010)

“ICTA”	means the Income and Corporation Taxes Act 1988

“Indebtedness”

means any obligation or liability of any Group Company, whether as principal or as surety, for the payment or repayment of any indebtedness whatsoever (whether actual or contingent and whether due at any time in the past, present or future), including, but not limited to obligations and/or liabilities in respect of:-

(a)           moneys borrowed, debit balances at banks or other financial institutions and any amount raised under any transaction having the commercial effect of a borrowing, including any bond, loan note, loan stock, loan debenture or similar instrument, any acceptance credit or bill discounting facility, any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement, any receivables sold or discounted, any finance lease, hire purchase contract or conditional sale agreement;

(b)           amounts raised by the issue of redeemable shares or

other securities;

(c)           any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution,

and the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (c) above, but excluding:-

(i)            all obligations or liabilities of Group Companies incurred in the ordinary course of business in respect of trade creditors, general accruals and other current liabilities (other than any current liability in respect of debt); and

(ii)           Intra-Group Debt

“Indemnity”	means any of the indemnities set out in Clause 9 together referred to as the “Indemnities”

“Intellectual Property”

means patents, trade marks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software), database rights, rights in other protectable lists of information, rights in confidential information, trade secrets, inventions and know how and other intellectual property rights, including all extensions and renewals where relevant in each case whether registered or unregistered and including applications for registration and the goodwill attaching to any of them, and all other rights or forms of protection having equivalent or similar effect anywhere in the world

“Intellectual Property Rights”

means all Intellectual Property, in existence as at the date of this Agreement, which is owned and/or used and/or held for use (whether now or in the future) by each Group Company in, or in connection with, its business, including for the avoidance of doubt but without limitation, Intellectual Property in the information in the Database)

“Intra-Group Debt”

means such loans as are due and owing between the Group Companies as at Completion and evidenced by the loan documentation to be delivered pursuant to paragraph 18 of Schedule 6 (Completion Obligations) but for the avoidance of doubt excludes any further advances made after Completion

“Investor Proportions”	means the percentage applicable to each Investor as set out in column (6) of Schedule 1

“Investors”	means each of MSP, Marek Gumienny and CPIV S.A.

“Investor Tax Deed”	means the investor tax deed in the agreed form executed by (1) Marek Gumienny and (2) the Buyer and delivered immediately prior to Completion

“ISG Shares”	means the shares of common stock of $0.001 each in the capital of the Buyer

“ITA”	means the Income Tax Act 2007

“Know-How”

means all information, in existence at the date of this Agreement, (whether publicly known or otherwise) which is owned and/or used and/or held for use (whether now or in the future) by each Group Company in, or in connection with, its business, including for the avoidance of doubt but without limitation, know-how in the information in the Database

“Landlord”	means the first party to the Lease and its successors in title and persons entitled to the reversion immediately expectant on the termination of the Lease

“Lease”	means the lease of premises known as 60 Priestley Road, Surrey Research Park, Guildford dated 1 November 1996 between (1) the University of Surrey; (2) Compass R&D Limited; and (3) Compass Holding BV

“Licence”

means a licence, permit, certificate, consent, approval, filing of notifications, reports and assessments, registrations or authorisation required by law for the operation of a Group Company’s business, their ownership, use, possession or occupation of any asset or the performance of this Agreement

“Loan Notes”	means the $6,250,000 nominal value of unsecured convertible loan notes 2017 of the Buyer

“Management Accounts”

means the unaudited balance sheet of each Group Company and the unaudited consolidated balance sheet of the Group as at each month end, and the unaudited profit and loss account of each Group Company and the unaudited consolidated profit and loss account of the Group for each month from 1 January 2010 up to the Management Accounts Date as attached at document 2.29 of the Disclosure Letter

“Management Accounts Date”	means 30 November 2010

“Management Sellers’ Proportions”	means the percentage applicable to each Management Seller set out in column 7 of Schedule 1

“Management Sellers”	means each of David Whitmore, Robert Brown, Lyonel Rouast, Malcolm Staines (known as Max), Joerg Hild, Carl McLoughlin, Kathryn Rudy, John Hughes (known as Nigel) and the EBT

“MG Amount”

means (as at the date of this Agreement) $6,569,095, and from time to time thereafter means the aggregate of:-

(a)           the Cash Consideration paid to Marek Gumienny on Completion;

(b)           the principal amount of the Loan Notes issued to Marek Gumienny on Completion;

(c)           the Prevailing Market Value of the Consideration Shares issued to Marek Gumienny on Completion; and

(d)           less the amount of Marek Gumienny’s share of any Negative Adjustment (as the case may be)

“MSP”	means Management Software Publishing Limited (registered in Jersey with registered number 39646) of Charter Place, 23/27

Seaton Place, St Helier, Jersey JE1 1JY, Channel Islands

“MSP Amount”

means (as at the date of this Agreement) $3,835,579, and from time to time thereafter means the aggregate of:-

(a)           the Cash Consideration paid to MSP on Completion;

(b)           the principal amount of the Loan Notes issued to MSP on Completion;

(c)           the Prevailing Market Value of the Consideration Shares issued to MSP on Completion; and

(d)           less the amount of MSP’s share of any Negative Adjustment (as the case may be)

“Negative Adjustment”	has the meaning given in Clause 4.2.1

“Non-Trading Subsidiaries”

means the Company, CCGH No. 2 Limited, Compass Consulting Group Holdings Limited, Compass Holding BV, Compass Publishing BV and Compass Trustees Limited and reference to a “Non-Trading Subsidiary” includes a reference to each of the individual Non-Trading Subsidiaries

“Non-Trading Group Companies’ Accounts”	means the balance sheet of each Non-Trading Subsidiary (other than the Company and CCGH No.2 Limited in respect of which no obligation to file statutory accounts has arisen) as at the Accounts Date

“Overseas Company”	means each Group Company, other than the UK Group Companies

“Overseas Properties”	means the properties which are not located in the United Kingdom details of which are set out in Part 2 of Schedule 3

“Overseas Schemes”

means the statutory pension schemes in each of France, Italy, Spain, Germany and North America, Compass Consulting AB’s company pension plan with Skandia, and the contractual arrangements with the employees of Compass Management Consulting PTY Limited to pay contributions to personal pension schemes

“Pension Schemes”	means the GPP, the Overseas Schemes and the Executive Scheme

“Personal Data”	has the meaning ascribed to it in the DPA 1998

“Prevailing Market Value”

means in relation to any ISG Shares allotted and issued pursuant to this Agreement, for the purposes of assessing any loss to the Buyer for breach of any Warranty for the purposes of Clause 6.8, the closing price of the ISG Shares on the Nasdaq Global Market on the date of this Agreement or, for the purposes of establishing a Seller’s aggregate liability in respect of claims for the purposes of Clause 7, the closing price of the ISG Shares on the Nasdaq Global Market averaged over the 5 consecutive Business Days ending on the day on which the claim in question is Finally Decided

“Properties”	means the UK Properties and the Overseas Properties details of which are set out in Schedule 3

“Relevant Benefits”

means any pension (including an annuity), lump sum, gratuity or other like benefit given or to be given on retirement or on death, or by virtue of a pension sharing order or provision, or in anticipation of retirement, or, in connection with past service, after retirement or death, or to be given on or in anticipation of or in connection with any change in the nature of the service of the employee in question. For the purpose of this definition “employee” includes (a) any officer of a Group Company, any director of a Group Company and any other person taking part in the management of the affairs of a Group Company, and (b) a person who is to be or has been an employee; and the terms “service” and “retirement” are to be construed accordingly

“Restricted Period”

means in respect of each of the Sellers, other than David Whitmore, the period of 2 years from the date of Completion and, in respect of David Whitmore, the period of 3 years from the date of Completion

“Restricted Territories”

means each of Australia, Austria, Canada, France, Germany, Italy, the Netherlands, South Africa, Spain, Sweden, the United Kingdom, the United States of America or any other jurisdiction or territory in which a Group Company carries on business as at the date of this Agreement including, for the avoidance of any doubt, through franchises in Finland, Korea, South Africa, Canada and Brazil

“Reviewed Rent”	means the yearly rent payable under the Lease following the implementation of the 2006 Review

“Rental Increase”

means the difference between the Reviewed Rent and the yearly rent payable immediately prior to the determination of the 2006 Review from and including 29 September 2006 until and including the expiry of the term of the Lease

“Rent Review Provisions”	means the provisions for the review of the rent contained in clause 6 of the Lease

“Sellers’ Representative”

means either:-

(a)           David Whitmore; or

(b)           such other person who shall be nominated by Sellers representing at least 50% of the voting rights attaching to the Shares immediately prior to Completion and notified in writing to the Buyer

“Sellers’ Solicitors”	means Stevens & Bolton LLP of Wey House, Farnham Road, Guildford, Surrey GU1 4XS

“Sellers’ Warranties”	means each of the Warranties at paragraphs 1.1, 1.3, 1.4, 2.2, 2.3, 3 and 16.1 of Schedule 4

“Service Document”

means any claim form, notice, order, judgment or other court document issued by the courts of England and Wales, or any other document relating to or in connection with proceedings in the courts of England and Wales

“Shares”

means the 70,000 fully paid A ordinary shares of £1.00 each, the 30,000 fully paid B ordinary shares of £1.00 each and the 224,422 fully paid C ordinary shares of £1.00 each in the capital of the Company comprising the whole of the issued share capital of the Company

“Sub-Lease”	means the sub-lease dated 11 March 2008 between (1) Compass Limited; and (2) Thomson Ecology Limited of part of the ground floor of Compass House

“Subsidiaries”	means the subsidiaries of the Company details of which are set out in Part 2 of Schedule 2 and references to a “Subsidiary” include a reference to each of the individual subsidiaries

“Target Net Working Capital”	means £1,100,000

“Tax”	has the meaning given in the Tax Deed

“Tax Authority”	has the meaning given in the Tax Deed

“Tax Deed”	means the tax deed in the agreed form executed by the parties thereto and delivered immediately prior to Completion

“Tax Warranties”	means the Warranties contained in paragraph 22 of Schedule 4

“TCGA”	means the Taxation of Chargeable Gains Act 1992

“Tenant”	means the second party to the Lease and its successors in title

“TIOPA 2010”	means the Taxation (International and Other Provisions) Act 2010

“Transaction Documents”	means the Disclosure Letter, the Tax Deed, the Investor Tax Deed and any other documents required to be entered into by one or more of the Sellers and/or the Buyer under this Agreement

“UK Group Company”

means each of the Company, CCGH No. 2 Limited, Compass Consulting Group Holdings Limited, Compass Limited, Compass Management Consulting Limited and Compass Trustees Limited and such of their respective subsidiaries as are incorporated and/or tax resident in the United Kingdom

“UK Properties”	means the properties which are located in the United Kingdom details of which are set out in Part 1 of Schedule 3

“VAT”	means value-added tax (as defined in VATA) or any equivalent or similar tax in relation to the supply of goods and services in the relevant jurisdiction

“VATA”	means the Value Added Tax Act 1994

“Warranties”	means the warranties contained in Schedule 4 and references to a “Warranty” shall be construed accordingly

“Warrantors”	means each of the Management Sellers and MSP

“Worker”	means a person who personally performs work for a Group Company but who is not an Employee or in business on their own account or in a client/customer relationship

“Working Capital Adjustment”	means a Negative Adjustment in accordance with Clause 4.3

“Working Capital Proportion”	means the percentage applicable to each Seller as set out in column (8) of Schedule 1

“Working Hours”	means 9.30 am to 5.30 pm on a Business Day.

1.2              In this Agreement, reference to:-

1.2.1           a “Clause” or “Schedule” is a reference to a Clause of or schedule to this Agreement and references to a “paragraph” are to a paragraph of the Schedule in which the reference appears;

1.2.2           a document “in the agreed form” is a reference to a document in the form approved, and for the purposes of identification initialled, by or on behalf of the Buyer and the Sellers (in each case with such amendments as may be agreed by or on behalf of the Buyer and the Sellers);

1.2.3           a statutory provision includes a reference to that provision as modified, replaced, amended and/or re-enacted from time to time (before or after the date of this Agreement), any statute, statutory provision or subordinate legislation which it amends or re-enacts and any prior or subsequent subordinate legislation made under it and, where the context so requires, references to an Article of the EC Treaty shall include a reference to the equivalent Article in the EC Treaty prior to its re-numbering by the Treaty of Amsterdam provided always that any such modification, replacement, amendment or re-enactment occurring after the date of this Agreement shall not increase the liability of the Sellers under this Agreement;

1.2.4           any gender includes a reference to the other genders;

1.2.5           “$” means dollars, the lawful currency of the United States of America;

1.2.6           “costs” includes a reference to costs, charges and expenses of every description which are reasonably incurred in the circumstances;

1.2.7           a “person” includes a reference to an individual, partnership, unincorporated association, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture wherever incorporated or situate (in each case whether or not having a separate legal personality) and includes, in the case of an individual, a reference to that person’s legal personal representatives and successors;

1.2.8           a “subsidiary” and “body corporate” has the respective meaning set out in sections 1159 and 1173 of the Act;

1.2.9           a “company” has the meaning set out in section 1 of the Act;

1.2.10         a “group undertaking” has the meaning set out in section 1161 of the Act;

1.2.11         a “connected person” is a reference to a person connected with another within the meaning of section 1122 of CTA 2010;

1.2.12         something being “in writing” or “written” shall include a reference to that thing being produced by any legible and non-transitory substitute for writing (excluding in electronic form) as defined in section 1168 of the Companies Act 2006;

1.2.13         a time of day is to London time prevailing on the relevant day;

1.2.14         a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

1.2.15         any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Agreement) at any time; and

1.2.16         any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be treated as a reference to any analogous term in that jurisdiction or what most nearly approximates to the English legal term in that jurisdiction.

1.3              The Schedules form part of this Agreement and shall be interpreted and construed as though they were set out in this Agreement.

1.4              The headings to the Clauses, Schedules and paragraphs of the Schedules are for convenience only and shall not affect the interpretation or construction of this Agreement.

1.5              The rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

1.6              General words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.7              Any monetary sum to be taken into account for the purposes of the Working Capital Adjustment or any Warranty or the Tax Deed where that sum is expressed in a currency other than US dollars shall be translated into US dollars at the closing mid-point US dollar spot rate applicable to that sum of non-US dollar currency as at close of business in London on:-

1.7.1           the date of this Agreement in the case of the Working Capital Adjustment; or

1.7.2           the date of receipt by the Sellers’ Representative of written notification from the Buyer in accordance with Clause 7 of this Agreement or Clause 7 of the Tax Deed in respect of that claim under the Warranties or the Tax Deed,

(or, if such day is not a Business Day, on the Business Day immediately preceding such day) as shown in the Financial Times (London First Edition) published on the next following day or if the Financial Times (London First Edition) is not published on that day the closing middle point spot rate quoted in an equivalent financial newspaper on that day or the next following day on which such newspaper is published.

1.8              Any statement which refers to the knowledge or knowledge, information and belief of the Warrantors or is expressed to be given “so far as the Warrantors are aware” or any similar expression shall be deemed to include an additional statement that it has been made after making reasonable enquiry of those third parties of whom the Warrantors may reasonably be expected to make enquiries given the subject matter of the relevant provision (including, without limitation, reasonable enquiry of the managers of each Subsidiary) and the knowledge, information and belief and/or awareness of the Warrantors shall be deemed to include the actual knowledge of any of the Sellers and the actual knowledge the Warrantors have or would have had having made such reasonable enquiries (provided always that the Warrantors shall not be required to make any enquiry of customers of or suppliers to any Group Company).

2.                SALE AND PURCHASE OF THE SHARES

2.1              Each of the Sellers agrees to sell and transfer, and the Buyer agrees to buy, the whole of the legal and beneficial interest in the number of Shares set out opposite their respective names in column (2) of Schedule 1, free from all Encumbrances, with effect from and including Completion together with all rights attached or accruing to them at the date of this Agreement.

2.2              Each of the Sellers covenants to the Buyer that he or it has, and will at Completion have, the right to sell and transfer or procure the sale and transfer of the whole of the legal and beneficial interest in and title to the number of Shares set out opposite their respective names in column (2) of Schedule 1.

2.3              Each Seller covenants to the Buyer that the number of Shares set out opposite their respective names in column (2) of Schedule 1 to be sold by Seller under the terms of this Agreement will on Completion be free from all Encumbrances.

2.4              Each Seller covenants to the Buyer that the Buyer will on Completion be entitled to:-

2.4.1           exercise all rights attached or accruing to the number of Shares set out opposite their respective names in column (2) of Schedule 1 including, without limitation, the right to receive all dividends or other distributions or any return of capital declared, made or paid by the Company on or after the date of this Agreement;

2.4.2           procure the transfer (should it wish to do so) of any of the shares in any of the Subsidiaries of which that Seller is the registered holder to any member of the Buyer’s Group or to an individual nominated by the Buyer.

2.5              Each of the Sellers shall indemnify and keep the Buyer indemnified against all costs and expenses, losses, liabilities or damages which the Buyer may incur or suffer as a result of any breach of the covenants set out in Clause 2.1, Clause 2.2, Clause 2.3 and Clause 2.4 by him or it.

2.6              Part I of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purpose of this Agreement.

2.7              Each of the Sellers hereby waives any rights of pre-emption, or similar rights, conferred upon him by the Articles of Association of the Company or otherwise, in respect of the Shares to be sold under this Agreement and otherwise consents to such transfers of the Shares for all purposes (including for the purposes of the Articles of Association and any investment agreement entered into between the Sellers, the Company, CCGH No.2 Limited, Compass Trustees Limited and Compass Consulting Group Holdings Limited).

3                 CONSIDERATION

3.1              The consideration for the sale of the Shares shall be the sum of $19,245,000 which shall be satisfied in accordance with Clause 3.2 and shall be divisible among the Sellers as set out in Schedule 1, but the Buyer shall not be concerned to see to the division among the Sellers.

3.2              In respect of each Seller the consideration for the Shares set out opposite their name in column (2) of Schedule 1 is the aggregate of the following:-

3.2.1           the payment by the Buyer of the cash amount set out against that Seller’s name in column (3) of Schedule 1 in accordance with Clause 3.3;

3.2.2           the allotment and issue by the Buyer to each of the Sellers on Completion of the number of Consideration Shares (credited as fully paid) set out against that Seller’s name in column (4) of Schedule 1; and

3.2.3           the issue at Completion of Loan Notes having the nominal value set out against that Seller’s name in column (5) of Schedule 1.

3.3              The Cash Consideration due to the Sellers shall be paid in one payment at Completion by telegraphic transfer by, or on behalf of, the Buyer to the following bank account of the Sellers’ Solicitors who are irrevocably authorised by each of the Sellers to accept the same and whose receipt shall be an absolute discharge to the Buyer of its obligation to pay the Cash Consideration:-

Account Name:	Stevens & Bolton US$ Dollar Client A/C LLP

Account Number:	58682255

Sort Code:	40-05-15

IBAN / BIC:	GB06MIDL40051558682255 / MIDLGB22

Bank Name:	HSBC Bank PLC

Bank Address:	PO Box 160, 12a North Street, GUILDFORD, GU1 4AF

3.4              The Consideration Shares shall rank equally in all respects with the existing issued ISG Shares.

3.5              Each of the Sellers agree and acknowledge that the Consideration Shares, and any shares derived from the Consideration Shares, shall bear the following legend:-

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE SUCH A REGISTRATION IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.  HEDGING TRANSACTIONS IN THE SECURITIES ARE ALSO PROHIBITED EXCEPT IN COMPLIANCE WITH THE 1933 ACT.

THE HOLDER HEREUNDER SHALL RETAIN ABSOLUTE LEGAL AND BENEFICIAL TITLE TO THE HOLDING OF SECURITIES REPRESENTED BY THIS CERTIFICATE UP TO 31 JANUARY 2013 (FOLLOWING THE EXPIRY OF WHICH SUCH RESTRICTION SHALL CEASE TO HAVE EFFECT), EXCEPT PURSUANT TO THE TERMS OF CLAUSE 3.8 OF THE SALE AND PURCHASE AGREEMENT ENTERED INTO BETWEEN (1) MANAGEMENT SOFTWARE PUBLISHING LIMITED, MAREK GUMIENNY, CPIV S.A., DAVID WHITMORE, LYONEL ROUAST, MALCOLM STAINES, JOERG HILD, ROBERT BROWN, CARL MCLOUGHLIN, KATHRYN RUDY, JOHN HUGHES AND COMPASS TRUSTEES LIMITED; AND (2) INFORMATION SERVICES GROUP, INC, DATED 4 JANUARY 2011.”

3.6              Following the end of the Lock-Up Period referred to in Clause 3.7, if a Seller seeks to sell all or a portion of his Consideration Shares, or any shares derived from the Consideration Shares, the Buyer shall use commercially reasonable efforts to assist in the removal of the restrictive legend referred to in Clause 3.5 from such shares being sold.

3.7              Each Seller hereby undertakes with the Buyer in respect of any ISG Shares allotted and issued to him or it pursuant to this Agreement or the terms of the Loan Notes including any ISG Shares arising on conversion (and all other ISG Shares into which such shares are sub-divided or converted or issued by way of bonus issue or otherwise derived from such ISG Shares ( whether by way of consolidation, sub-division, capitalisation, rights issue or otherwise)) that he will retain absolute legal and beneficial title to his holding of such ISG Shares free from Encumbrances until 31 January 2013 (the “Lock Up Period”) and shall not during the Lock Up Period:-

3.7.1           offer, dispose of or agree to offer or dispose of, directly or indirectly, any such ISG Shares or any legal or beneficial interest in any such ISG Shares; or

3.7.2           enter into or agree to enter into any derivative transaction of any type whatsoever (including without limitation, any swap, contract for differences, option, warrant, convertible securities or futures transaction or arrangement) in respect of, or referenced to, any of such ISG Shares, whether such transaction is settled by delivery of such ISG Shares or other securities, in cash or otherwise and, for the purposes of maintaining an orderly market in the Buyer’s shares, shall not for a further 12 months thereafter make any such disposal or arrangement or enter into any such transaction of the type referred to in Clause 3.7.2 except through the Buyer’s corporate brokers or financial advisers from time to time unless:-

(a)              such brokers or financial advisers do not offer to the relevant Seller on any proposed disposal terms (as to commission or otherwise) which is in all material respects equivalent to that offered by other reputable stockbrokers; or

(b)              the Buyer has previously agreed in writing that the disposal may be effected otherwise than through such brokers.

For the purpose of this Clause “dispose” includes, mortgaging, pledging, charging, lending, assigning, selling, transferring or otherwise disposing of the relevant securities or agreeing to dispose of any relevant securities or otherwise Encumbering the relevant securities.

3.8              The restrictions in Clause 3.7 do not apply to:-

3.8.1           a disposal pursuant to an irrevocable commitment to accept, or acceptance of, a general takeover offer, whether by merger, stock purchase or tender offer, for all of the share capital of the Buyer, other than any shares held by the offeror or persons acting in concert with the offeror in relation to such offer (an “Offer”) provided that such Offer is (i) recommended by the Board of Directors of the Buyer and (ii) has received acceptances from shareholders holding and in respect of more than 50 per cent of the voting share capital of the Buyer or would do so if the relevant Seller’s ISG Shares the subject of the lock up were assented to the Offer and it becomes or is declared unconditional as to acceptances or would with the relevant Seller’s ISG Shares assented to the Offer;

3.8.2           a disposal with the prior written consent of the Buyer; or

3.8.3           a disposal pursuant to Clause 3.9, Clause 7.12 or Clause 8.

3.9              Notwithstanding the restrictions in Clause 3.7, CPIV S.A. shall be permitted during the Lock Up Period to transfer all (but not some only) of the Loan Notes and/or Consideration Shares issued or allotted to it on Completion to any holding company or subsidiary of CPIV S.A. or to any other subsidiary of its holding company with the prior consent of the Buyer such consent not to be unreasonably withheld provided that:-

3.9.1           CPIV S.A. and the transferee first enter into a deed of assignment, in terms reasonably satisfactory to the Buyer, pursuant to which CPIV S.A.’s obligations as a Seller under this Agreement are assumed by the transferee of such Loan Notes and/or Consideration Shares (as the case may be), so as to ensure that the Buyer’s rights under this Agreement are not adversely affected as a result of such transfer; and

3.9.2           in the event that within the Lock-Up Period any such permitted transferee shall cease to be a holding company or subsidiary of CPIV S.A. or a subsidiary of its holding company, it shall immediately before doing so transfer the relevant Loan Notes and/or Consideration Shares back to CPIV S.A. or another company which is a holding company or subsidiary of CPIV S.A. or to any other subsidiary of its holding company and shall procure, and CPIV S.A. shall procure that such transferee shall enter into a deed of assignment as provided by Clause 3.9.1 as if it were the original transferee of the Loan Notes and/or Consideration Shares.

3.10            The Consideration shall be subject to adjustment in accordance with Clause 4.

4.                WORKING CAPITAL ADJUSTMENT

4.1              The Completion Statement shall be prepared, and the Actual Net Working Capital and the Working Capital Adjustment (if any) ascertained, in accordance with the provisions of Schedule 7.

4.2              If:-

4.2.1           the Actual Net Working Capital is less than the Target Net Working Capital by more than $500,000 then the amount by which the Actual Net Working Capital is less than the Target Net Working Capital by more than $500,000 shall be the “Negative Adjustment”; or

4.2.2           the Actual Net Working Capital is not more than $500,000 less than the Target Net Working Capital, then no payment shall be made by the Buyer or the Sellers under Clause 4.3 and the Consideration shall not be adjusted by reference to the Completion Statement.

4.3              In the event that the Completion Statement results in a Negative Adjustment pursuant to Clause 4.2.1, then the Consideration shall be reduced by the amount of the Negative Adjustment and the Sellers shall pay such amount (subject always to the Sellers’ respective limits on liability set out in Clause 7) to the Buyer in accordance with Clauses 4.4 and 4.5.

4.4              Any payment required to be made, or to be procured to be made, in accordance with the provisions of Clause 4.3 shall be made within ten (10) Business Days of the date on which the Working Capital Adjustment is agreed, deemed agreed or otherwise determined in accordance with the provisions of Schedule 7.

4.5              The Sellers’ obligation to make a payment to the Buyer pursuant to Clause 4.3 and Clause 4.4 shall be satisfied as follows:-

4.5.1           in the Working Capital Proportions until the maximum aggregate liability of any Seller set out in Clause 7 is reached; and

4.5.2           thereafter in the ratio that the respective Working Capital Proportions of the remaining Sellers bear to one another until either the obligation to the Buyer is satisfied in full or all Sellers have reached their respective maximum aggregate liabilities as set out in Clause 7.

The provisions of Clause 7.12 shall apply to the settlement of any Negative Adjustment by the Sellers and any payment to be made in cash by the Sellers shall be made in accordance with Clause 8.3.

4.6              If any sum due for payment in accordance with Clause 4.5 of this Agreement is not paid on the due date (the “Working Capital Due Date”), the Sellers being in default shall pay interest at the rate of 4 per cent above the base rate of The Royal Bank of Scotland plc from time to time on that sum from (but excluding) the Working Capital Due Date to and including the date of actual payment calculated daily and on the basis of a 365 day year.

5                 COMPLETION

5.1              Completion shall take place at the offices of the Sellers’ Solicitors on the Completion Date when all the business referred to in Schedule 6 shall be transacted.

5.2              At Completion the Sellers shall deliver to the Buyer the documents and evidence specified in Schedule 6.

5.3              At Completion the Sellers shall procure that a board meeting of the Company is held at which the directors:-

5.3.1           approve the registration of the transfers in respect of the Shares referred to in paragraph 1 of Schedule 6 (subject only to due stamping);

5.3.2           accept the resignations referred to in paragraph 7 of Schedule 6 and appoint the persons nominated by the Buyer as directors and secretary of the Company with effect from the end of the meeting;

5.3.3           change the Company’s registered office address as the Buyer directs; and

5.3.4           change the Company’s accounting reference date as the Buyer directs.

5.4              At Completion the Sellers shall procure that a board meeting of each of the Subsidiaries is held at which the directors:-

5.4.1           accept the resignations referred to in paragraph 7 of Schedule 6 in respect of the relevant Subsidiary and appoint the persons nominated by the Buyer as directors and secretary of the Subsidiary with effect from the end of the meeting;

5.4.2           change the relevant Subsidiary’s registered office address as the Buyer directs; and

5.4.3                                change the relevant Subsidiary’s accounting reference date as the Buyer directs.

5.5                                          Upon completion of all the matters referred to in Clauses 5.2 to 5.4 above, the Buyer shall:-

5.5.1                                deliver a copy, certified to be a true copy by a director or secretary of the Buyer, of a resolution of the Buyer’s board of directors authorising the execution and completion of this Agreement and each of the Transaction Documents to be entered into by the Buyer (including the issue of the Consideration Shares and the Loan Notes);

5.5.2                                pay the Cash Consideration in accordance with Clause 3.3;

5.5.3                                issue to each of the Sellers the Loan Notes set out against that Seller’s name in column (5) of Schedule 1 and deliver to the Sellers’ Solicitors as soon as reasonably practicable thereafter and in any event within 5 Business Days of Completion the relevant certificates evidencing title to such Loan Notes;

5.5.4                                issue to each Seller the number of Consideration Shares (credited as fully paid) set out against that Seller’s name in column (4) of Schedule 1 as soon as reasonably practicable thereafter and in any event within 5 Business Days of Completion;

5.5.5                                procure the issue of stock certificates (including the legend referred to in Clause 3.5) in the name of the relevant Seller as soon as reasonably practicable thereafter and in any event within 5 Business Days of Completion; and

5.5.6                                sign the Escrow Account Instruction Letter and procure that the Buyer’s Solicitors sign and deliver to The Royal Bank of Scotland plc a bank mandate for the Escrow Account.

5.6                                          The Buyer is not obliged to complete this Agreement unless the purchase of all the Shares is completed simultaneously in accordance with the terms of this Agreement and each of the Sellers has fulfilled all of his obligations to be performed at Completion under this Clause.

5.7                                          Subject to the provisions of Clause 3.6 and Clause 8, the ISG Shares and Loan Notes to be issued to the EBT on Completion shall be available for David Whitmore to direct the EBT to transfer or grant options over to such current or future employees or officers of any Group Company as he may specify from time to time in writing to the EBT and the Buyer.

6                                                   WARRANTIES

6.1                                          Each of the Warrantors jointly and severally warrants to the Buyer that each of the Warranties (other than the Sellers’ Warranties) is true and accurate as at the date of this Agreement.

6.2                                          Each Seller severally warrants to the Buyer in respect of himself/herself/itself only that each of the Sellers’ Warranties is true and accurate as at the date of this Agreement.

6.3                                          The Warranties are subject only to:-

6.3.1                                any matter which is Fairly Disclosed to the Buyer in the Disclosure Letter; and

6.3.2                                the provisions of Clause 7.

6.4                                          Save as provided in Clause 6.3, no information of which the Buyer or any of its directors, officers, employees or professional advisers has knowledge (actual, constructive or imputed) shall prejudice any claim being made by the Buyer under any of the Warranties nor shall it affect the amount recoverable under any such claim and neither the rights and remedies of the Buyer under this Agreement nor the Sellers’ liability in respect of the Warranties shall be affected by any investigation made by or on behalf of the Buyer into the Group or any Group Company.

6.5                                          Each of the Management Sellers undertakes at any time between the date of this Agreement and the Expiry Date to notify the Buyer promptly if they become aware of any event, matter or circumstance which is, or is likely to constitute, a breach of any of the Warranties or which may give rise to any claim under the Indemnities or the Tax Deed provided that this Clause shall not impose or imply any obligation whatsoever on any such person after Completion to make any enquiries into the affairs of any Group Company or any other person for the purpose of identifying potential breaches of Warranty or claims under the Indemnities or the Tax Deed.

6.6                                          Each of the Warranties shall be interpreted as a separate and independent Warranty so that the Buyer shall, subject always to the provisions of Clause 7, have a separate claim and right of action in respect of every breach of each Warranty.

6.7                                          No information supplied by, or on behalf of any Group Company to one or more of the Warrantors or their advisers in connection with the business and affairs of a Group Company constitutes a representation, warranty or undertaking as to its accuracy to the Warrantors by any Group Company and each Warrantor waives each and every claim which he, she or it may have against that Group Company or its Employees in respect of such information.

6.8                                          In assessing the loss to the Buyer for breach of any Warranty there shall be taken into account:-

6.8.1                                the aggregate amount of any Cash Consideration;

6.8.2                                the aggregate nominal value of the Loan Notes;

6.8.3                                an amount equal to the Prevailing Market Value of the Consideration Shares and for this purpose the Buyer shall be deemed to have paid to the Sellers a cash sum equal to such amount as part of the Consideration for the Shares; and

6.8.4                                less the aggregate amount, if any, paid by the Sellers to the Buyer pursuant to Clause 4.3.

6.9                                          Any payment made by the Sellers in respect of a breach of the Warranties, or under the Indemnities, the Tax Deed or the Investor Tax Deed shall be deemed to be a reduction in the Consideration.

7.                                                LIMITATION ON SELLERS’ LIABILITY

7.1                                          The Warrantors’ liability under the Warranties and under the Indemnities shall be limited as follows:-

7.1.1                                no claim for breach of any such Warranty shall be made by the Buyer until the aggregate liability for all claims under this Agreement (including legal fees, costs and expenses) shall equal or exceed $180,000;

7.1.2                                the Warrantors shall not be liable for a claim for breach of the Warranties (other than the Sellers’ Warranties and the Tax Warranties) unless the claim has been notified in writing to the Sellers’ Representative, containing reasonable details of the subject matter of the claim and if known the amount claimed in respect thereof, before the Expiry Date;

7.1.3                                the Warrantors shall not be liable in respect of any breach of an Indemnity in:-

(a)                                           Clause 9.3 unless the claim has been notified in writing to the Sellers’ Representative, containing reasonable details of the subject matter of the claim and if known the amount claimed in respect thereof, before the seventh anniversary of the date of Completion; and

(b)                                          Clauses 9.1 and 9.2 unless the claim has been notified in writing to the Sellers’ Representative, containing reasonable details of the subject matter of the claim and if known the amount claimed in respect thereof, before the Expiry Date.

7.1.4                                a claim notified in accordance with Clause 7.1.2 or Clause 7.1.3 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced within nine months of notification provided however that if any claim in respect of a breach of any of the Warranties or under the Indemnities arises by reason of some liability of any Group

Company which, at the time such claim is notified in accordance with Clause 7.1.2 or Clause 7.1.3, is contingent only or otherwise not capable of being quantified, then notwithstanding the foregoing provisions of this Clause such claim shall only be deemed to be withdrawn if either legal proceedings in respect of it have not been commenced within nine months of the date on which the said liability ceases to be contingent or becomes capable of being quantified, as the case may be, or if such claim shall not cease to be contingent and shall not have become capable of being quantified within 12 months of the Expiry Date, and for these purposes proceedings shall not be deemed to have been commenced unless they shall have been issued and served;

7.1.5                                the Warrantors shall not be liable for any claim notified in accordance with Clause 7.1.2 or Clause 7.1.3 if and to the extent that the matter the subject of the claim is specifically provided for, and not released prior to Completion, in the Accounts or provision is made in the Completion Statement in respect of that matter or that matter is otherwise taken into account in determining the amount of the Actual Net Working Capital as shown by the Sellers’ working papers referred to in paragraph 3 of Part 2 of Schedule 7;

7.1.6                                the Warrantors shall not be liable in respect of any breach of the Warranties if, and to the extent that, the resulting loss has been recovered under an Indemnity or the Tax Deed;

7.1.7                                the Buyer shall not be entitled to recover more than once in respect of the same loss or liability which gives rise to more than one claim under the Warranties or the Tax Deed or pursuant to the April Share Purchase Agreement provided however that, subject to the provisions of this Clause 7, the Buyer shall be able to recover the full amount of the loss and the associated costs of recovery (including legal fees, costs and expenses) by a claim or claims under the Warranties, the Tax Deed and/or the April Share Purchase Agreement as the Buyer sees fit;

7.1.8                                subject to Clauses 7.4 and 7.5, where any Group Company or other member of the Buyer’s Group is entitled to recover from some other person any sum in respect of a matter which the Buyer is aware could give rise to a claim for breach of the Warranties or pursuant to an Indemnity, the Buyer shall notify the Sellers’ Representative of such entitlement and, subject to the Buyer’s Group being indemnified to the Buyer’s reasonable satisfaction against all costs, fees, charges and expenses which may be incurred by reason of such action or in connection therewith, the Buyer shall take such steps as the Sellers’ Representative may reasonably request to recover such sum and, in the event that the Buyer shall recover such amount from such third party:-

(a)                                           the amount of the Warrantors’ liability in respect of that claim shall be reduced by an amount equal to the sum so recovered (less the costs, fees, charges and expenses incurred by the Buyer’s Group in recovering that sum from such third party (and not previously paid or reimbursed by the Warrantors in accordance with this Clause) and any Tax payable by any Group Company or other member of the Buyer’s Group as a result of its receipt); or

(b)                                          if an amount shall already have been paid by any of the Sellers or otherwise satisfied in respect of that claim then there shall be repaid to those Sellers an amount equal to the amount so recovered (less the costs, fees, charges and expenses incurred by the Buyer’s Group in recovering that sum from such third party and any Tax payable by any Group Company or other member of the Buyer’s Group as a result of its receipt) or (if less) the amount of such liability already satisfied, provided that nothing in this Clause 7.1.8 shall require the Buyer to take any steps or action after the Expiry Date in respect of any matter giving rise to a claim for breach of the Warranties or pursuant to an Indemnity where such claim has not been notified in accordance with Clause 7.1.2 or Clause 7.1.3 before the Expiry Date;

7.1.9                                subject to Clauses 7.4 and 7.5, if the Buyer becomes aware of any claim or potential claim by a third party after Completion which might result in the Buyer being entitled to make a claim for breach of the Warranties or pursuant to an Indemnity the Buyer shall, subject to the Warrantors or the Sellers, as the case may be, giving confidentiality undertakings to the Buyer in a form reasonably acceptable to the Buyer, as soon as reasonably practicable give details of such claim to the Sellers’ Representative as are then available to the Buyer and shall (subject to the Buyer and each other member of the Buyer’s Group being indemnified to the Buyer’s reasonable satisfaction by the Warrantors or the Sellers, as the case may be, against all reasonable costs incurred as a consequence of the Buyer taking such action) consult with the Sellers’ Representative with respect to the claim (including in relation to conduct of negotiations or proceedings incidental to such claim) and have regard to his reasonable requests in relation to the conduct of such claim provided that nothing in this Clause 7.1.9 shall require the Buyer to take any steps or action after the Expiry Date in respect of any matter giving rise to a claim for breach of the Warranties or pursuant to an Indemnity where such claim has not been notified in accordance with Clause 7.1.2 or Clause 7.1.3 before the Expiry Date;

7.1.10                          the Warrantors shall not be liable for any claim for breach of a Warranty or pursuant to an Indemnity:-

(a)                                           to the extent that such claim occurs or is increased as a result of any legislation not in force at the date of this Agreement or occurs as a result of any increase in the rates of Tax in force at Completion or occurs as a consequence of a change in the published practice of any Tax Authority (where such legislation, increase or change has effect after Completion with retrospective effect);

(b)                                          to the extent that such liability arises as a result of any voluntary act, omission, transaction or arrangement by any member of the Buyer’s Group after Completion which is outside the ordinary course of that company’s business, could reasonably have been avoided by the relevant member of the Buyer’s Group and which the Buyer knew or ought reasonably to have known would have caused or increased such liability; or

(c)                                           to the extent that such claim would not have arisen but for a change of accounting policy or practice of any Group Company after Completion other than a change necessary to comply with the applicable generally accepted accounting principles in force at Completion.

7.2                                          Notwithstanding the provisions of Clause 7.1.8, where the subject matter of a Claim also gives rise to a claim against MSP under the April Share Purchase Agreement the Buyer hereby undertakes to the Warrantors to procure after Completion that CCGH No.2 Limited (or any assignee of its rights pursuant to the April Share Purchase Agreement) shall take all reasonable steps to enforce such claim against MSP before bringing a Claim against the Warrantors pursuant to this Agreement provided that the provisions of this Clause shall not prevent the Buyer from notifying the Sellers’ Representative of a Claim and commencing legal proceedings in order to preserve its rights in respect of any such Claim under this Agreement or the Tax Deed. For the avoidance of any doubt, MSP shall not be liable in respect of any Claim under the Indemnities or the Tax Deed to the extent that the Buyer or the relevant member of the Buyer’s Group has fully recovered under the April Share Purchase Agreement in respect of the same loss or liability.

7.3                                          In calculating the liability of the Warrantors for any claim for breach of Warranty or pursuant to an Indemnity there shall be taken into account the amount by which any Tax for which any Group Company now or in the future is accountable or liable to be assessed is actually reduced or extinguished as a result of the matter giving rise to such liability.

7.4                                          The provisions of Clauses 7.1.8 and 7.1.9 shall not apply in respect of any such claim if the Sellers’ Representative does not notify the Buyer in writing of the Warrantors or the Sellers, as the case may be, intention to exercise their rights pursuant to the relevant Clauses in respect of such claim within 15 Business Days of the Buyer giving notice pursuant to Clause 7.1.8 or Clause 7.1.9 (as appropriate) and, if the Warrantors or the Sellers, as the case may be, do not give notice during such period, the Buyer shall thereafter be entitled in its absolute discretion to discharge, settle, compromise, or resist any action, proceedings or claim against any member of the Buyer’s Group out of which the claim in question arises.

7.5                                          Neither the Buyer nor any other member of the Buyer’s Group shall be required to take any action, nor refrain from taking any action, pursuant to Clauses 7.1.8 and 7.1.9, if such request would, in the reasonable opinion of the Buyer, be materially prejudicial to the business of any member of the Buyer’s Group.

7.6                                          The Warrantors’ liability under the Tax Warranties shall be limited further in accordance with the provisions of Clause 3 of the Tax Deed.

7.7                                          Each Management Seller’s maximum aggregate liability in respect of all Claims and any obligation to make a payment in respect of a Negative Adjustment is limited to the aggregate of:-

7.7.1                                the Prevailing Market Value of the Consideration Shares allotted and issued to that Management Seller on Completion; and

7.7.2                                the nominal value of the Loan Notes issued to that Management Seller on Completion.

7.8                                          The maximum aggregate liability of each of Marek Gumienny and CPIV S.A.to contribute pursuant to Clause 8 to any liability of the Warrantors or the Covenantors, as the case may be, in respect of all Claims (but excluding in respect of any breach of the Sellers’ Warranties or pursuant to Clause 9.1), notwithstanding (where applicable) that they are not a Warrantor or Covenantor, and any obligation to make a payment in respect of a Negative Adjustment:-

7.8.1                                in the case of Marek Gumienny, is limited to and shall not exceed $1,000,000 of the Loan Notes issued to him on Completion; and

7.8.2                                in the case of CPIV S.A., is limited to and shall not exceed $1,000,000 of the Loan Notes issued to it on Completion.

7.9                                          Subject to Clause 7.8, the maximum aggregate liability of Marek Gumienny under this Agreement, the Tax Deed and the Investor Tax Deed is limited to and shall not exceed the MG Amount.

7.10                                    Subject to Clause 7.8, the maximum aggregate liability of CPIV S.A. under this Agreement and the Tax Deed is limited to and shall not exceed the CPIV Amount.

7.11                                    The maximum aggregate liability of MSP in respect of all claims under this Agreement and the Tax Deed is limited to and shall not exceed the MSP Amount.

7.12                                    Subject to the limitations set out in this Clause 7 and to the provisions of Clause 8, any claim under this Agreement (including any obligation to make a payment in respect of a Negative Adjustment) or under the Tax Deed or under the Investor Tax Deed shall be satisfied in the following order of priority:-

7.12.1                          firstly, by set-off against the relevant Sellers’ monies credited to the Escrow Account, if any;

7.12.2                          secondly, by set-off against the Loan Notes issued to the relevant Sellers on Completion;

7.12.3                          thirdly, against those Consideration Shares issued to the relevant Sellers on Completion (and in this case such set off shall be effected in accordance with either Clause 8.1.2(a) or Clause 8.1.2(b)); and

7.12.4                          fourthly (where applicable), against the Cash Consideration.

7.13                                    Nothing in this Agreement shall derogate from the Buyer’s obligation to mitigate any loss which it suffers in consequence of any claim for breach of Warranty.

7.14                                    None of the limitations contained in this Clause 7 (except for those contained in Clauses 7.8 to 7.10 inclusive unless due to the fraud, fraudulent misrepresentation or wilful non-disclosure of Marek Gumienny or CPIV S.A. in which case the limitations on that Seller’s liability under such Clauses shall not apply) apply to any claim where there has been fraud, fraudulent misrepresentation or wilful non-disclosure.

8                                                  SATISFACTION OF CLAIMS

8.1                                          Provided always that the Buyer shall not be entitled to recover twice in respect of the same loss, in the event that the Warrantors (or any of them) are liable to pay a sum of money to the Buyer for breach of the Warranties (other than the Sellers’ Warranties) or in respect of any Indemnity (other than pursuant to Clause 2 or Clause 9.1) or under the Tax Deed the amount of such liability shall be satisfied in the following order of priority:-

8.1.1                                firstly, the Buyer shall have the right to set off the amount of such excess in the Management Sellers’ Proportions against those Loan Notes issued to the Management Sellers on Completion (or against any Contingent Amount retained in respect of those Loan Notes and held in the Escrow Account in respect of that liability pursuant to Clause 8.4, if applicable);

8.1.2                                secondly, to the extent that the amount of such liability exceeds the aggregate of the amounts referred to in Clause 8.1.1, the Buyer shall have the right to set off such excess (to the extent of the Prevailing Market Value of the Consideration Shares or the aggregate net proceeds paid to the Buyer on the sale of the Consideration Shares referred to in this Clause 8.1.2 (as the case may be)) in the Management Seller Proportions up to the balance of their maximum respective liabilities set out in Clause 7 against those Consideration Shares issued to the Management Sellers on Completion which shall be satisfied either:-

(a)                                           by the surrender and transfer of such Consideration Shares to the Buyer at the Prevailing Market Value; or

(b)                                          by the disposal of such Consideration Shares at the cost of the Management Sellers and payment of the net proceeds of such disposal to the Buyer; and

8.1.3                                thirdly, to the extent that such liability exceeds the maximum aggregate liability of all Management Sellers as set out in Clause 7, the Investors shall each contribute to the Warrantors excess liability so that such excess shall be satisfied:-

(a)                                           in the Investor Proportions as between MSP, Marek Gumienny and CPIV S.A. until the maximum aggregate liability of Marek Gumienny and CPIV S.A. set out in Clause 7.8 is reached; and

(b)                                          thereafter by MSP up to the MSP Amount.

8.2                                          Each of Marek Gumienny’s and CPIV S.A.’s obligation to contribute to the Warrantors or Covenantors’ liability in respect of any Claims and to make payments under this Clause 8 shall be satisfied by setting off the amount due from them in equal proportions against those numbered Loan Notes issued respectively to Marek Gumienny and CPIV S.A. on Completion.

8.3                                         Any payment to be made to the Buyer in cash under this Agreement shall be made in immediately available funds to the bank account of the Buyer set out below and receipt of such sums in that bank account shall be an effective discharge of the relevant Seller’s obligation to pay such amount:-

Account Name:	Information Services Group, Inc.

US$ Account Number:	0038 5048 6172

Swift Code:	BOFAUS3N

Bank Name:	Bank of America, N.A.

Bank Address:	One Atlantic St, Stamford, CT 06901, USA

ABA:	026009593

8.4                                          If at any time after Completion the Buyer has served notice of a claim which has not yet been Finally Decided and any monies are or subsequently become payable by the Buyer to the relevant Seller(s) in respect of the numbered Loan Notes issued to those Sellers on Completion (the “Loan Note Monies”), then the Buyer shall be entitled to pay such amount of the Loan Note Monies otherwise due in respect of such Loan Notes as is equal to the Contingent Amount in respect of such claim into the Escrow Account to be held there in accordance with the provisions of Schedule 8 until such time as the relevant claim is Finally Decided (in which event the provisions of Clause 8.5 shall apply).

8.5                                          Where a claim in respect of which Loan Note Monies have been paid into the Escrow Account becomes Finally Decided:-

8.5.1                                such amount of the Loan Note Monies retained in respect of that claim as is necessary to satisfy each relevant Seller’s obligation to make a payment of such monies to the Buyer in accordance with this Clause 8 in respect of that claim shall be released promptly and paid to the Buyer from the Escrow Account; and

8.5.2                                the balance of the amount of the Loan Note Monies retained in respect of that claim shall be released promptly and paid to the relevant Seller(s),

and the Buyer undertakes to give and the Sellers undertake to procure that the Sellers’ Representative gives prompt written instructions in accordance with the Escrow Instruction Letter to enable such payments to be made.

9.                                                INDEMNITIES

9.1                                         Each Seller severally agrees to pay to the Buyer (or such person as the Buyer may direct) in cash such amount or amounts as is or are required to keep the Group Companies and each member of the Buyer’s Group fully indemnified against, and held harmless from, any and all losses, damages, liabilities, claims, costs and expenses incurred (including legal fees together with any applicable VAT) or suffered by any Group Company or any member of the Buyer’s Group arising, directly or indirectly, out of or in connection with any breach of any of the Sellers’ Warranties by that Seller.

9.2                                          The Warrantors agree to pay to the Buyer (or such person as the Buyer may direct) such amount or amounts as is or are required to keep the Group Companies and each member of the Buyer’s Group fully indemnified against, and held harmless from, any and all Indebtedness which has not been discharged at Completion and all losses, damages, liabilities, claims, costs and expenses (including legal fees together with any applicable VAT) arising directly or indirectly out of or in connection with the failure to discharge such Indebtedness save that the liability of the Warrantors under this Clause 9.2 shall be limited to the amount by which such liability exceeds the provision made or taken into account in arriving at the Actual Net Working Capital in accordance with paragraph 5 of Part 4 of Schedule 7.

9.3                                          Subject to Clause 9.4 the Warrantors agree to pay to the Buyer (or such person as the Buyer may direct) in cash such amount or amounts as is or are required to keep the Group Companies and each member of the Buyer’s Group fully indemnified against, and held harmless from, any and all losses, damages, liabilities, claims, costs and expenses (including legal fees together with any applicable VAT) incurred or suffered by any Group Company or any member of the Buyer’s Group arising, directly or indirectly, in respect of or in connection with:-

9.3.1                                any finder’s fee, brokerage or commission to be paid to any person by any Group Company in connection with this Agreement, any Transaction Document or the purchase of the entire issued share capital of Compass Consulting Group Holdings Limited by CCGH No. 2 Limited pursuant to the April Share Purchase Agreement;

9.3.2                                non-compliance with the tenant’s covenants, conditions and/or obligations contained in the Lease and/or any other supplemental and/or collateral agreement thereto which relate to repair and decoration (including all costs of complying with any schedule of dilapidations and/or any statutory requirements) from the date of Completion until the expiry of the Lease;

9.3.3                                complying with the tenant’s obligations under the Lease to yield up and reinstate Compass House which shall include but not be limited to the costs and expenses of carrying out the relevant works to Compass House to comply with any such yield up and reinstatement obligations and/or any sums that become owing to the Landlord in the event of non-compliance by the Tenant with such tenant’s obligations;

9.3.4                                non-compliance with the landlord’s covenants, conditions and/or obligations contained in the Sub-Lease in relation to the provision of services relating to the repair and maintenance of Compass House from the date of Completion until the expiry of the Sub-Lease;

9.3.5                                in the event that the 2006 Review is triggered and a demand issued at any time then following determination of the Reviewed Rent the Warrantors shall pay to the Buyer the following amounts on demand:-

(a)                                           a sum equal to the Rental Increase;

(b)                                          any interest payable and demanded by the Landlord on any part of the sum specified in (a) above;

(c)                                           all costs and expenses properly incurred in relation to the 2006 Review (including legal and other professional fees and fees of any independent Surveyor appointed in relation to the 2006 Review) together with any applicable VAT, and the Buyer shall:-

(i)                                              use reasonable endeavours to ensure that the Warrantors are kept informed as to the progress of negotiations between the Landlord and the Tenant pursuant to the Rent Review Provisions in relation to the 2006 Review and is supplied with copies of all written correspondence of a material and substantial nature in this regard and the Buyer shall have due regard to any reasonable representations made by the Warrantors in relation to the determination of the 2006 Review provided always that this shall place no obligation on the Buyer to act upon such representations;

(ii)                                           if reasonably required by the Warrantors (at their sole cost) procure that the Tenant shall require the Reviewed Rent to be determined by an independent Surveyor pursuant to the Rent Review Provisions and the Warrantors shall have no right to dispute the level of the Reviewed Rent as decided by such independent surveyor for any reason whatsoever.  For the avoidance of doubt the Tenant may at any time without the consent of the Warrantors (but at the Buyer’s sole cost) require the Reviewed Rent to be determined by an independent surveyor pursuant to the Rent Review Provisions;

(iii)                                        save where an independent surveyor has decided the level of the Reviewed Rent, the Buyer shall procure that the Tenant shall not agree the Reviewed Rent with the Landlord without the consent of the Warrantors which is not to be unreasonably withheld.  In the event that the Tenant applies to the Warrantors for consent to the level of the Reviewed Rent the Warrantors shall respond to the Tenant within eight Business Days of the application being made stating that it does not consent to the proposed level of the Reviewed Rent then reasonable reasons for withholding such consent must also be provided;

9.3.6                                the amount by which the following liabilities exceeds the provision made for such items or is taken into account in arriving at the Actual Net Working Capital made in accordance with Part 4 of Schedule 7:-

(a)                                           the actuarial valuation of the obligation to make payments to retiring employees under the defined benefit pension scheme operated in France, referred to in paragraph 3.2 of Part 4 of Schedule 7;

(b)                                          any Actual Tax Liability, referred to in paragraph 3.3 of Part 4 of Schedule 7;

(c)                                           any liability in respect of Employee bonuses, referred to in paragraph 3.4 of Part 4 of Schedule 7; and

(d)                                          any liability in respect of Employee holiday entitlement, referred to in paragraph 3.5 of Part 4 of Schedule 7.

9.4                                          The Warrantors liability under Clause 9.3.2, Clause 9.3.3 and Clause 9.3.4 shall be limited to the amount by which such liability exceeds the provision made or taken into account in arriving at the Actual Net Working Capital made in accordance with paragraph 3.1 of Part 4 of Schedule 7.

9.5                                          All payments made by any Seller under this Clause 9 shall be made gross, free of any rights of counterclaim or set-off and without any deductions or withholdings of any nature save for such deductions or withholdings as are required by law.

9.6                                          If any of the Sellers is required by law to make any deduction or withholding from any payment under this Clause 9, such Seller shall do so and the sum due in respect of such payment shall be increased to the extent necessary to ensure that after the making of such deduction or withholding the Buyer receives and retains (free of any liability in respect of such deduction or withholding) a net sum equal to the sum it would have received and retained from such Seller had no deduction or withholding been required to be made.

9.7                                          If a payment by any of the Sellers under this Clause 9 is subject to Tax in the hands of the Buyer, such Seller shall within 7 days of notice in writing being served on him by the Buyer pay to the Buyer such amount as will ensure that the net amount received in respect of any payment due from the relevant Seller under this Clause 9 after such taxation is the same as it would have been were the payment not so subject to Tax provided always that this Clause 9.7 shall not apply to the extent that such a payment becomes subject to Tax in the hands of the Buyer due to any act of the Buyer or any member of the Buyer’s Group which causes the payment to fall outside the scope of HM Revenue & Customs Extra Statutory Concession D33.

10                                             PROTECTION OF GOODWILL

10.1                                    Each of the Management Sellers undertakes to the Buyer (for itself and as trustee for the holders for the time being of the Shares but so that the Buyer shall not as trustee be under any obligation to such holders to enforce the undertakings and may release or waive them in whole or in part as it, in its absolute discretion, thinks fit) that without the written consent of the Buyer:-

10.1.1                          during the Restricted Period he will not in any capacity whatsoever directly or indirectly:

(a)                                           carry on; or

(b)                                          assist in carrying on; or

(c)                                           be engaged in; or

(d)                                          concerned or interested in,

any activity or undertaking which is the same as, or substantially similar to, the business of any Group Company within the Restricted Territories as carried on within the 18 month period prior to Completion; and

10.1.2                          during the Restricted Period he will not for the purpose of any business supplying products or services similar to or capable of being used in substitution for any product or service supplied by any Group Company within the 12 months preceding Completion canvass, solicit or endeavour to entice away from any Group Company any person who during the period of two years prior to Completion has been a customer of any Group Company or has purchased or agreed or offered to purchase goods from any Group Company or has employed its services or who has been canvassed by any Group

Company (otherwise than by general advertising) with a view to becoming a customer of any Group Company; and

10.1.3                          during the Restricted Period he will not do any act or thing likely to have the effect of causing any supplier of or other person in the habit of dealing with any Group Company to be unable or unwilling to deal with any Group Company either at all or in part or on the terms on which it had previously dealt with any Group Company or likely to have the effect of causing any person having a contract or arrangement with any Group Company at the date of this Agreement to breach, terminate or modify that contract or arrangement or to exercise any right under it; and

10.1.4                          during the Restricted Period he will not solicit or endeavour to entice away from the Company, employ or offer employment to any person who is at Completion, or who at any time during the period of 12 months prior to Completion, was an Employee (excluding for the avoidance of doubt Marek Gumienny, Olof Soderblom, Philip Gore-Randall and Cyrille Chevrillon) or Worker employed, or providing services, in the sales and marketing team or in any other team or discipline in the position of principal consultant (or its equivalent) or above nor do any act or thing likely to have the effect of causing any such person to terminate his employment or contract for services with any Group Company whether or not such person would thereby breach his contract of employment or contract for services; and

10.1.5                          he will not at any time in connection with any business carried on by him or otherwise howsoever use directly or indirectly or authorise any person to use directly or indirectly any of the Intellectual Property Rights including any of the names or words “Compass” or any names or words similar to or likely to be confused with them or use any distinctive mark, style or logo used by any Group Company or any mark, style or logo similar to or likely to be confused with them in any manner which is likely to or may result in confusion between or other association with the business, goods, services or other activities of any Group Company including by using the name “Compass” as part of a corporate name, trade name or otherwise.

10.2                                    Nothing in this Clause 10 shall prevent any Seller from owning not more than five per cent of any class of the issued share capital of a company which is dealt in on a recognised investment exchange (as defined in the Financial Services and Markets Act 2000 (as amended)).

10.3                                    Nothing in Clause 10.1 shall prevent any Management Seller from being employed as a management consultant, or being employed by any business which provides management consulting services, during the Restricted Period provided always that he or she does not compete directly with the business carried on by any Group Company within the 18 month period prior to Completion.

10.4                                    Each of the Sellers who is not a Management Seller undertakes to the Buyer (for itself and as trustee for the holders for the time being of the Shares but so that the Buyer shall not as trustee be under any obligation to such holders to enforce the undertakings and may release or waive them in whole or in part as it, in its absolute discretion, thinks fit) that without the written consent of the Buyer during the Restricted Period he/it will not:-

10.4.1                          invest in any business which competes directly with the business of any Group Company as carried on within the 18 month period prior to Completion;

10.4.2                          solicit or endeavour to entice away from the Company any of the Management Sellers or any other person who is at Completion a senior manager in any Group Company; and

10.4.3                          during the Restricted Period solicit or endeavour to solicit business from any customer in the habit of dealing with any Group Company in competition with the business of any Group Company within the 18 month period prior to Completion.

10.5                                    Each of the Sellers have taken independent legal advice and acknowledge that they consider the undertakings contained in this Clause 10 reasonable and necessary for the proper protection of the business of the Group and the legitimate interest of the Buyer and further acknowledge that damages would not be an adequate remedy for breach of such undertakings.

10.6                                    Each of the undertakings contained in Clause 10.1 and Clause 10.4 is separate and severable and shall be construed on that basis.  In the event that any of such undertakings is found to be void but would be valid if some part of it were deleted or if the period or extent of it were reduced such undertaking shall apply with such modification as may be necessary to make it valid and effective.

11                                             CONFIDENTIAL INFORMATION AND KNOW-HOW

11.1                                    Each of the Sellers undertakes, severally and for himself only, before and after Completion that he or she shall not copy, make use of or disclose to any person Confidential Information or Know-How.

11.2                                    Clause 11.1 does not apply to:-

11.2.1                          the copying, use or disclosure of Confidential Information or Know-How required to be copied, used or disclosed by law or by the rules of any stock exchange or governmental authority including any tax authority provided that the relevant Seller gives the Buyer prior notice of such disclosure, to the extent reasonably practicable in the circumstances;

11.2.2                          the disclosure of Confidential Information or Know-How to a director, officer or employee of any member of the Buyer’s Group;

11.2.3                          disclosure of Confidential Information or Know-How to an adviser for the purpose of advising the Sellers but only on terms that Clause 11.1 applies to the copying, use or disclosure by the adviser; or

11.2.4                          Confidential Information or Know-How which becomes publicly known except as a result of any one or more of the Sellers’ breaches of Clause 11.1.

11.3                                    The restrictions contained in this Clause 11 shall continue to apply after the termination of this Agreement without limit in time.

12                                             USE OF INTELLECTUAL PROPERTY RIGHTS

Each of the Sellers confirms and undertakes that he shall not following Completion, either alone or jointly with, through or as manager, adviser, consultant or agent for any person, directly or indirectly use any of the Intellectual Property Rights and in particular shall not use any name, mark or get-up in any manner which may result or is likely to result in confusion between or other association with the business, goods, services or other activities of a Group Company.

13                                             ANNOUNCEMENTS

13.1                                    Subject to Clause 13.2, neither the Buyer nor the Sellers shall make or send before or after Completion any announcement, communication or circular relating to the subject matter of this Agreement unless such party has first obtained the other party’s written consent to the form and text of such announcement, such consent not to be unreasonably withheld.

13.2                                    Clause 13.1 does not apply to an announcement, communication or circular:-

13.2.1                          required by law or by the rules of any stock exchange or by any governmental authority, in which event the party required to make or send such announcement, communication or circular shall, where practicable, first consult with the other party as to the content of such announcement; or

13.2.2                          made or sent by the Buyer after Completion to any Group Company’s customers, clients or suppliers advising them of the change of control of the Group.

14               NOTICES

14.1            Any notice or other communication pursuant to, or in connection with, this Agreement shall be in writing and delivered personally, or sent by first class pre-paid post (air mail if overseas), to the Buyer at its principal office from time to time, and to each Seller at the address given for that Seller in Schedule 1, (or to such other address as may from time to time have been notified in writing to the other party in accordance with this Clause 14).  Any notice to be given to the Management Sellers or any of them may be given to the Sellers’ Representative on their behalf.

14.2            Subject to Clause 14.3, any notice or other communication shall be deemed to have been served:-

14.2.1         if delivered personally, when left at the address referred to in Clause 14.1;

14.2.2         if sent by pre-paid first class post (other than air mail), two days after posting it; or

14.2.3         if sent by air mail, six days after posting it.

14.3            If a notice is given or deemed given at a time or on a date which is not a Business Day, it shall be deemed to have been given on the next Business Day.

14.4            Details for service:-

14.4.1         In the case of the Buyer to:-

Address:	c/o Information Services Group, Inc
Two Stamford Plaza, 281 Tresser Boulevard
Connecticut, CT 06901, USA

Marked for the attention of:	David Berger

14.4.2         In the case of the Sellers, to the Sellers’ Representative:-

Address	Thurnets, Lower Moushill Lane, Milford, Surrey GU8 5JX, UK

14.5            To prove service of a notice or other communication, it is sufficient to prove that the notice or other communication was transmitted or otherwise communicated to the other party in accordance with Clause 14.1 above and in the case of a notice or other communication delivered by post, the envelope containing the notice or other communication was properly addressed and posted.

15               SELLERS’ REPRESENTATIVE

The Sellers’ Representative is hereby irrevocably authorised: (i) by the Sellers to accept notice on behalf of each of the Sellers in respect of any claim under this Agreement; and (ii) by each of the Sellers to negotiate and agree with the Buyer after Completion the Completion Statement and Working Capital Adjustment (but not, for the avoidance of doubt, to agree any variation to this Agreement or the Tax Deed) and the Buyer may rely on any act of the Sellers’ Representative in accordance with this Clause 15 as the act of the Sellers.

16               ENTIRE AGREEMENT

16.1            This Agreement (together with all of the Transaction Documents) sets out the entire agreement and understanding between the parties in respect of the sale and purchase of the Shares.  This Agreement supersedes and extinguishes any previous agreements between the parties, whether orally or in writing, in respect of the sale and purchase of the Shares which shall cease to have any further force or effect.  It is agreed that:-

16.1.1         the Buyer has not entered into this Agreement or any Transaction Document in reliance upon any representation, warranty or undertaking of any other party which is not expressly set out or referred to in this Agreement or the Transaction Documents;

16.1.2         no party shall have any remedy in respect of any misrepresentation or any untrue statement made by any other party which is not contained in this Agreement or any Transaction Document nor for any breach of warranty which is not contained in this Agreement or any Transaction Document; and

16.1.3         this Clause 16 shall not exclude any liability for, or remedy in respect of fraud, fraudulent misrepresentation or wilful non-disclosure.

16.2            No variation of this Agreement shall be effective unless made in writing and signed by or on behalf of the Buyer and each of the Sellers.

17               FURTHER ASSURANCE

17.1            Each of the Sellers undertakes to provide the Buyer with all such information as he or she has in his possession or under his control relating to the business and affairs of the Group or any Group Company and for this purpose each of the Sellers shall give the Buyer and any persons authorised by the Buyer full access to all such information, and the Buyer may copy any such documents.

17.2            Each of the Sellers shall (at its own cost) at any time after Completion do or procure the doing of all such acts and things and/or execute or procure the execution of such documents in a form satisfactory to all signatories thereto as necessary for the purpose of vesting title in the Shares in the Buyer.

17.3            Each of the Sellers further undertakes at any time after Completion to give the Buyer and its representatives and advisers such assistance as any of them may reasonably require, and to execute or procure the execution of such documents in a form satisfactory to the Buyer as the Buyer may reasonably require, in connection with the transfer of any of the shares in any of the Subsidiaries of which that Seller (or in the case of MSP, Olof Soderblom) is the registered holder at or prior to Completion to any member of the Buyer’s Group or an individual nominated by the Buyer.

17.4            Each of the Management Sellers shall (at its own cost), for a period not exceeding two years from the date of this Agreement give to the Buyer such assistance as the Buyer may reasonably require in connection with any dispute or threatened dispute directly or indirectly relating to any Group Company, the Properties, the Intellectual Property and/or the Confidential Information.

18               INVALIDITY

If any provision of this Agreement is held to be unenforceable or illegal, in whole or in part, such provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall remain unaffected.

19               EFFECT OF COMPLETION

This Agreement shall remain in full force and effect after Completion in accordance with its terms.

20               WAIVER

20.1            Save to the extent otherwise provided under Clause 7 (Limitations on Sellers’ Liability) or Clause 10 (Protection of Goodwill) or Schedule 7, the failure by the Buyer to exercise or delay in exercising any right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies the Buyer may otherwise have and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

20.2            The Buyer’s rights and remedies contained in this Agreement are in addition to, and not exclusive of, any other rights or remedies available at law.

20.3            Any waiver, release or compromise or any other arrangement of any kind whatsoever which the Buyer gives or enters into with any other party in connection with this Agreement shall not affect any right or remedy of the Buyer as regards any other parties or the liabilities of any other such parties under or in relation to this Agreement.

21               TIME OF ESSENCE

Time shall be of the essence in this Agreement, both as regards any dates and/or periods mentioned therein, and as regards any dates and/or periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Buyer and the Sellers.

22               COSTS

The Buyer and the Sellers shall pay their own costs in relation to the negotiation, preparation, execution and implementation of this Agreement and of each document referred to in this Agreement.

23.              ASSIGNMENT

This Agreement is personal to the parties and neither it nor any of the benefits arising under it may be assigned without the prior written consent of the other parties and no party shall purport to assign or transfer the same provided always that this Agreement and the benefits arising under it may be assigned by:-

23.1         the Buyer to any member of the Buyer’s Group provided further that in the event of such undertaking ceasing to be a member of the Buyer’s Group this Agreement and the benefits assigned under it shall be deemed to be assigned or transferred to any other member of the Buyer’s Group immediately before such cessation;

23.2         CPIV S.A. or its assignees where permitted pursuant to and in accordance with Clause 3.9.

24.              CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement provided that this does not affect any right or remedy of the third party which exists or is available apart from that Act. No party may declare itself as a trustee of the rights under this Agreement for the benefit of any third party save as expressly provided in this Agreement.

25               LIMITATION OF TIME

In the event of any claim being made against any one or more of the Sellers under the Warranties or the Tax Deed, none of the Sellers shall plead against such claim the provisions of the Limitation Act 1980 or any other statute or rule of law relating to limitation of time in which an action can be brought or claim made, provided that this Clause 25 is without prejudice to any express provision of this Agreement regarding time limits for notifying or making claims.

26               COUNTERPARTS

This Agreement may be executed in any number of counterparts and by each of the parties on separate counterparts each of which when executed and delivered shall be deemed to be an original, but all the counterparts together shall constitute one and the same agreement.  Delivery of an executed counterpart signature page of this Agreement by e-mail attachment (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

27               LAW AND JURISDICTION

27.1            This Agreement and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

27.2            The parties hereby submit to the exclusive jurisdiction of the High Court of England and Wales to hear and decide any suit, action or proceedings, and settle any disputes or claims arising out of or in connection with this Agreement or in relation to its existence or validity (including non-contractual disputes or claims) (respectively “Proceedings” and “Disputes”).

27.3            Each party irrevocably waives any objection which it might at any time have to the High Court of England and Wales being nominated as the forum to hear and decide any Proceedings and settle any Disputes and agrees not to claim that the High Court of England and Wales is not a convenient or appropriate forum.

27.4            Process by which any Proceedings are begun in England may be served on the Seller’s Representative by being delivered in accordance with Clause 14.  Nothing contained in this Clause affects the right to serve process in another manner permitted by law.

28               SERVICE OF PROCESS

28.1            In relation to this Agreement MSP appoints Charles Russell LLP of Buryfields House, Bury Fields, Guildford, Surrey GU2 4AZ, UK to be its agent for the receipt of service of Service Documents.  Each party agrees that any Service Documents may be effectively served on it in connection with any proceedings in England and Wales by service on its agent effected in any manner permitted at that time by the Civil Procedure Rules of England and Wales, save that the parties agree that service shall not be permitted by e-mail.

28.2            If an agent at any time ceases for any reason to act as such for a party, the appointing party shall appoint a replacement agent having an address for service in England or Wales and shall notify the other parties of the name and address of the replacement agent.  Failing such appointment and notification, any other party shall be entitled, by notice to that appointing party, to appoint a replacement agent to act on its behalf.  The provisions of this Clause applying to service on an agent apply equally to service on a replacement agent.

28.3            A copy of any Service Document served on an agent shall also be sent directly to the appointing party in accordance with the provisions of Clause 14 above.  Failure or delay in so doing shall not prejudice the effectiveness of the service of the Service Document.

EXECUTED AS A DEED by the parties on the date which first appears in this deed.

SCHEDULE 4

WARRANTIES

1.                TITLE, CAPACITY AND STATUS

1.1              Each Seller has the necessary power and authority and has taken all necessary action to enter into and perform its obligations under this Agreement and each of the Transaction Documents to be executed by each of them at or before Completion in accordance with this Agreement which will, when executed, become binding and enforceable obligations of the Sellers in accordance with their respective terms.

1.2              Each Group Company has the necessary power and authority to operate its business as conducted at the date of this Agreement is duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated and registered.

1.3              There is no Encumbrance on, over or affecting any of the Shares.

1.4              Each Seller is an Accredited Investor as such term is defined by the U.S. Securities and Exchange Commission under Regulation D.

2.                CONSEQUENCES OF SALE

2.1              The execution or the performance by the Sellers of this Agreement, any of the Transaction Documents or any other document referred to herein to be executed at or before Completion in accordance with this Agreement, will not:-

2.1.1           result in a breach of, conflict with, or give rise to an event of default under, any agreement to which a Group Company is party or by which a Group Company is bound;

2.1.2           relieve any other party to an agreement with a Group Company of its obligations or enable it to terminate the agreement or arrangement;

2.1.3           result in the creation or imposition of an Encumbrance on any of the assets of a Group Company;

2.1.4           result in a breach of a Licence, an undertaking to, or order of, any court or governmental agency or regulatory body; or

2.1.5           result in a Group Company losing the benefit of a Licence.

2.2              None of the Sellers has any claim against any Group Company in respect of monies owed to him or services due to him or on any other account whatsoever and there are no outstanding agreements or arrangements under which any Group Company has, or could have, any obligation to him (save in respect of any accrued salary and other entitlements arising from his employment with a Group Company pursuant to the terms of a written agreement with a Group Company which has been Fairly Disclosed).

2.3              There are no outstanding agreements, charges, guarantees or indemnities which have been entered into, or given, by any Group Company, with or to, any third party, in respect of the obligations and/or liabilities of the Sellers.

2.4              No Group Company has paid or has been invoiced and is liable to pay, and no Group Company has contracted to pay, any fees or expenses to any investment bank, financial adviser, legal adviser, accountant or other professional adviser, directly or indirectly in connection with the preparation, negotiation, settlement, execution and performance of this Agreement or any other Transaction Document to be executed at or before Completion or in connection with the sale of the Shares, the documentation of the Inter-Group Debt or the capitalisation of the Indebtedness owed by the Group Companies to any of the Sellers and all such fees are the liability of, and shall be paid by the Sellers.

3.                OWNERSHIP OF SHARES

Each Seller is the legal and beneficial owner of, and is entitled to sell with full title guarantee on the terms of this Agreement without the consent of any third party, the number of Shares set out opposite his name in Schedule 1.

4.                SHARE CAPITAL, SUBSIDIARIES AND JOINT VENTURES

4.1              The Shares constitute the whole of the Company’s allotted and issued share capital and are fully paid or credited as fully paid.

4.2              There is no Encumbrance on, over or affecting any of the shares or any un-issued shares, debentures or other securities of any Group Company and no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue, allotment, conversion, redemption, sale or transfer of any shares, debentures or other securities of any Group Company.

Subsidiaries

4.3              The Company does not have and never has had any subsidiary other than the Subsidiaries and no Group Company has or has agreed to acquire any interest in any body corporate other than the Subsidiaries.

4.4              The Company is the legal and beneficial owner of each allotted and issued share in the capital of each Subsidiary and each share is fully paid or credited as fully paid.

Joint Ventures

4.5              No Group Company is or has agreed to become a member of any partnership or other unincorporated association, joint venture, European Economic Interest Grouping or consortium (other than a recognised trade association) or other profit or income sharing arrangement.

Shadow Directors

4.6              No Group Company has liability as a former member, officer or shadow director of any person nor are there any circumstances in which such liability could arise.

4.7              No person is or has been a shadow director of any Group Company within the meaning of section 251(1) of the Act.

Branch

4.8              No Group Company has any branch, agency or place of business outside its country of incorporation and does not use its letterhead, books or vehicles or otherwise carry on its business under any name other than its corporate name.

5.                INFORMATION, RECORDS AND DOCUMENTS

Storage of records

5.1              No Group Company has any of its records, systems, or data recorded or operated or otherwise wholly or partly dependent on, or held by, any means (including any electronic, mechanical or photographic process whether computerised or not) which (including all means of access to it and from it) are not under the exclusive ownership or control of the Company.

Possession of Documents

5.2              All title deeds relating to the assets of any Group Company and an executed copy of all agreements to which any Group Company is a party or by which it is bound are in the possession or under the control of the Company and where relevant are stamped with the correct amount of stamp duty.

Schedules

5.3              The particulars relating to each Group Company, the Properties and the Intellectual Property set out in Schedules 2, 3 and 5 to this Agreement are in all material respects true and accurate.

6.                ACCOUNTS AND RECORDS

Accuracy of the Accounts

6.1              The Accounts:-

6.1.1           show a true and fair view of the state of the Group’s and each Group Company’s affairs and of their assets and liabilities as at, and of the profits and losses of the Group and each Group Company for the financial period ended on, the Accounts Date;

6.1.2           have been prepared in accordance with Accounting Practice; and

6.1.3           have been prepared on a consistent basis for the previous three financial years ended on the Accounts Date.

Content of Accounts

6.2              The Accounts, to the extent required by Accounting Practice:-

6.2.1           include proper provision for all bad and doubtful debts, and for depreciation on fixed assets as at the Accounts Date;

6.2.2           include proper provision for and/or disclosure of all contingent, disputed and/or unquantified liabilities and all capital commitments of the Group and each Group Company in accordance with Accounting Practice as at the Accounts Date; and

6.2.3           include proper provision or reserve for all Tax up to and including the Accounts Date.

6.3              The Accounts are not affected by any extraordinary or exceptional item.

Completeness of Accounts

6.4              No Group Company has been party to any transaction or arrangement of which one of the main purposes was the removal or exclusion of an asset or liability (including a contingent liability) from the Accounts.

Trend of Profits

6.5              The Group’s and each Group Company’s profits or losses as shown by the Accounts and by the Group’s and any Group Company’s audited profit and loss account for the previous three financial periods delivered to the Buyer and the trend of profits thereby indicated have not (save as disclosed in such accounts) been affected to a material extent by the inclusion of non-recurring items of expenditure or income, by transactions entered into otherwise than in the ordinary course of the Company’s business thereby rendering the Group’s and any Group Company’s profit or loss for all or any part of such periods unusually high or low.

Accounting Reference Date

6.6              The accounting reference date of the Company and each of its Subsidiaries is as set out in Part 1 and Part 2 respectively of Schedule 2 and has not at any time been any other date.

Books and Records

6.7              The Group’s and each Group Company’s statutory books and minute books, accounts and financial records are in its possession or under its control, up-to-date and contain a reasonably accurate record of all matters required to be entered in them by the Act, Accounting Practice and other relevant legislation.

Events since the Accounts Date

6.8              Since the Accounts Date:-

6.8.1           the business of the Group and each Group Company has been carried on in its ordinary course and in the same manner (including nature and scope) as in the financial year ended on the Accounts Date so as to maintain the business as a going concern;

6.8.2           there has been no adverse change in the cashflow or EBITDA of the Group and any Group Company when compared to the same period covered by the Accounts;

6.8.3           neither the Group’s nor any Group Company’s business has been adversely affected by the loss of any material customer or supplier contract or by any other factor not affecting similar businesses to a like extent;

6.8.4           no distributions within the meaning of Part 23 of the Act or of CTA 2010 have been declared, paid or made by the Group and any Group Company except as provided in the Accounts;

6.8.5           no share or loan capital of any Group Company has been, or agreed to be, issued, allotted, redeemed, purchased or repaid by any Group Company other than in connection with the investment agreement entered into between (1) the Company; (2) CCGH No.2 Limited; (3) David Whitmore and Others; (4) MSP; (5) Marek Gumienny and CPIV S.A.; (6) Compass Trustees Limited and (7) Compass Consulting Group Holdings Limited, dated 29 April 2010;

6.8.6           no capital expenditure has been, or agreed to be, incurred and no commitments of a capital nature have been or agreed to be, entered into exceeding £50,000 (or its equivalent in any other currency) in total by any Group Company; and

6.8.7           no management or consultancy charges have been incurred or agreed to by any Group Company in relation to any Seller or their connected persons.

Management Accounts

6.9              The Management Accounts:-

6.9.1           have been prepared with due care and attention;

6.9.2           in accordance with the Accounting Practice used in the preparation of the Accounts;

6.9.3           applying accounting policies used by the Group in preparing management accounts consistently:-

(a)              throughout the 11 month period covered by the Management Accounts; and

(b)              with those used in the preparation of the management accounts for the financial year ended on the Accounts Date;

6.9.4           show with reasonable accuracy, having regard to the fact that the Management Accounts are unaudited management accounts of the Group, the assets and liabilities, financial position and income and expenditure of the Group Companies for the period of 11 months ended on the Management Accounts Date and accordingly neither materially overstate the value of the assets nor materially understate the liabilities (actual and contingent) of the Group as at the Management Accounts Date and do not materially overstate the profits or turnover or materially understate the expenditure in each case of the Group and each Group Company in respect of the periods to which they relate; and

6.9.5           accord in all material respects with the accounting records of the Group and each Group Company.

Non-Trading Subsidiaries

6.10            Each of the Non-Trading Subsidiaries (other than the Company and CCGH No.2 in respect of which no obligation to file statutory accounts has arisen) are entitled to exemption under the laws of the jurisdiction applicable to it from the requirement to have their accounts for the financial year ended on the Accounts Date audited.

6.11            The Non-Trading Group Companies’ Accounts do not mis-state the assets and liabilities of the relevant Non-Trading Subsidiary as at the Accounts Date.

Intra-Group Debt

6.12            The Intra-Group Debt comprises loan relationships existing between the relevant Group Companies, and has been consistently reflected as such in the accounts, tax returns, computations and other information required to be made, given or submitted to any Tax Authority.

7.                FINANCE

Indebtedness

7.1              Save as Fairly Disclosed, the Group has no, and no Group Company has any, Indebtedness.

Bank Borrowing

7.2              True, complete and accurate copies of all documents relating to bank facilities of the Group, and the amounts outstanding under them, are set out in the Disclosure Letter and no Group Company’s current level of borrowing exceeds the limitation on its borrowing and other powers contained in its articles of association (or equivalent constitutional documents) or any other deed or document binding upon it.

Repayment of borrowings

7.3              All of the Group’s borrowings may be repaid by the Group at any time on no more than one month’s notice and without any premium or penalty (howsoever called) on repayment.

Notice of repayment of borrowings

7.4              No Group Company has received notice from any lenders of any money, which remains outstanding on Completion, requiring repayment or relating to term loan facilities becoming on demand or altering to the disadvantage of any Group Company the terms of any such facility or intimating the enforcement by any such lender of any security which it may hold over any assets of any Group Company and so far as the Warrantors are aware there are no circumstances which would give rise to any such notice.

Guarantee

7.5              None of the facilities of any Group Company are dependent on the guarantee or support or indemnity of, or any security provided by, a third party (other than a Group Company).

Loan Capital

7.6              No Group Company has outstanding loan capital nor has it factored its debts or borrowed or raised any money (save for short term borrowings from its bankers) which it has not repaid nor has any Group Company engaged in financing of a type which would not require to be shown or reflected in the Accounts.

Bank Certificate

7.7              A statement certified by the Group’s bankers of the credit or debit balances of the each Group Company’s bank accounts as at a date not more than two Business Days before the date of this Agreement is annexed to the Disclosure Letter and the Group has no other bank or deposit account (whether in credit or overdrawn) not included in such statement and since the date of such statement there have been no payments out of any such accounts except for routine payments and the aggregate balance on all current accounts is not substantially different from the aggregate balance shown on such statements.

Creation of charges

7.8              No Group Company has created, or agreed to create, any Encumbrance or given, or agreed to give, any guarantee, suretyship, indemnity or similar encumbrance or agreement for the postponement of debt or (except in the ordinary course of business) for lien or set-off.

Grants and Allowances

7.9              Full particulars of all grants, allowances, subsidies, loans or financial assistance paid or pledged to any Group Company during the last three years by any supranational, national or local authority or government agency are set out in the Disclosure Letter and no Group Company has done or failed to do any act or thing (including the entering into of this Agreement) which could result in such grant or allowance becoming repayable or forfeited in whole or in part or in a claim for such grant not being granted.

8.                ASSETS

Title

8.1              All assets included in the Accounts or acquired by a Group Company since the Accounts Date and all assets owned or used by each Group Company are:-

8.1.1           save for those assets subject to lease finance or hire purchase agreements (details of which are set out in the Disclosure Letter), legally and beneficially owned by a Group Company free from any Encumbrance;

8.1.2           in the possession or under the exclusive control of a Group Company;

8.1.3           situated in the country of incorporation of the Group Company which owns or uses such assets; and

8.1.4           where subject to a requirement for a Licence, duly licensed or registered in the sole name of a Group Company.

8.2              No Group Company has received any sum, property or benefit, the payment or transfer of which is liable to be avoided, or which, so far as the Warrantors are aware, is liable to be recovered from it under any rule of law and no Group Company holds any sum, property or right as trustee or constructive trustee.

Asset registers

8.3              The asset registers of each Group Company attached to the Disclosure Letter comprise a true and accurate record in all material respects of all plant, machinery, equipment and vehicles owned or used by each Group Company.

Condition

8.4              All plant, machinery, vehicles and other equipment and assets owned or used by each Group Company are, subject to normal wear and tear, in a good and safe condition and working order taking into account their age, use and value.

Maintenance

8.5              Details of all maintenance contracts in place in respect of the assets of the Company are set out in the Disclosure Letter and all such contracts are in full force and effect.

Assets sufficient for business

8.6              The assets owned by the Group comprise all material assets necessary for the continuation of the business of the Group in substantially the same manner as carried on at the Completion Date.

Retention of Title

8.7              No Group Company has purchased any stock, goods or materials on terms that title in it does not pass until full payment is made or all indebtedness discharged or any other condition is met.

Trade Debtors

8.8              There is attached to the Disclosure Letter an up to date aged debtor schedule of the Group and save as Fairly Disclosed, none of these debts have been outstanding for more than three months from each Group Company’s due date for payment and so far as the Warrantors are aware no such debts will be irrecoverable either in whole or in part.

9.                INSURANCE

Policies

9.1              Full particulars of all insurances and indemnity policies in respect of which each Group Company has an interest (the “Policies”) are attached to the Disclosure Letter.

Insurance of Assets

9.2              The Group Company’s assets and Properties which are of an insurable nature have at all material times been and are at the date of this Agreement insured against all such risks normally insured against by a prudent person carrying on a similar business to such Group Company.

Other Insurances

9.3              Each Group Company has at all times effected all insurances required by law.

9.4              The Group has no interest in and is not a beneficiary under, and does not pay and is not liable to pay any part of the premiums on, any policy of life assurance/insurance.

9.5              No Group Company has keyman insurances or equivalent insurances with respect to any of its directors, officers or employees.

Status and payment of premiums

9.6              All premiums due on the Policies have been paid in full and, so far as the Warrantors are aware, all the Policies are valid and in force and, so far as the Warrantors are aware, no Group Company nor any agent of any Group Company has done anything or omitted to do anything which might make any of the Policies void or voidable or might entitle any insurer not to pay all or part of any claim under any of the Policies.

Claims

9.7              No claim is outstanding under any of the Policies and, insofar as the Warrantors are aware, no circumstance exists (including, without limitation, written notice received by any Group Company of any claim by any third party against any Group Company or any event or circumstance which might give rise thereto) which might give rise to a claim under any of the Policies.

9.8              Details of all claims made in the last three years by any Group Company or any other person under any insurance or indemnity policy in respect of which any Group Company has an interest are set out in the Disclosure Letter.

10.              CONTRACTS

Material Contracts

10.1            No Group Company is a party to, or subject to, any contract, arrangement, obligation or liability which:-

10.1.1         is long term (namely taking more than six months to perform or not terminable on six months notice or less without payment of compensation or damages);

10.1.2         is not wholly on an arm’s length basis in the ordinary course of business;

10.1.3         is onerous (i.e. cannot readily be performed by the Group Company on time or without undue or unusual expenditure of money, effort or personnel);

10.1.4         is loss making;

10.1.5         is a distributorship, franchise, agency agreement or arrangement;

10.1.6         is likely to involve in aggregate sales values which will represent in excess of five per cent. of turnover for the preceding financial year of the Group Company;

10.1.7         restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit; or

10.1.8         is an outstanding offer, proposal, estimate or quote which, if accepted or incorporated into a contract would result in a contract which, if now in existence, would fall within any of sub-paragraphs 10.1.1 to 10.1.7 above.

10.2            Save as Fairly Disclosed in the Accounts, there is not outstanding any guarantee, indemnity or suretyship given by or for the benefit of any Group Company.

Breach of Contract

10.3            No Group Company has defaulted under any subsisting agreement, trust deed, instrument or any arrangement to which it is a party and no claim of any default has been made against the any Group Company nor is any Group Company or any one or more of the Warrantors aware that any other party is in default under any such agreement with the any Group Company, which would be material in the context of the Company’s financial or trading position, and there is nothing in so far as the Warrantors are aware whereby any such agreement or arrangement may be terminated, rescinded, avoided or repudiated by any other party.

Creditors

10.4            No debt owing by a Group Company has been outstanding for more than 60 days after the due date for payment.

Customers and suppliers

10.5            During the financial year ended on the Accounts Date or in the period since the Accounts Date not more than five per cent. of the goods purchased by a Group Company were derived from the same supplier (“Substantial Supplier”), and not more than five per cent. of the goods sold by a Group Company were purchased by the same customer (“Substantial Customer”) and for the purposes of this paragraph, groups of companies shall be deemed a single person.

10.6            No person who is, or who has during the last two years been, a Substantial Customer or Substantial Supplier of goods or services to a Group Company has ceased, or, so far as the

Warrantors are aware, has threatened to reduce or cease, trading with or supplying a Group Company or has reduced substantially its trading with or supply to a Group Company.

11.              INSIDER CONTRACTS

11.1            No Group Company is, and during the three years preceding the date of this Agreement no Group Company has been, a party to any agreement or arrangement (whether legally enforceable or not):-

11.1.1         which is or was not of an entirely arm’s length nature; and

11.1.2         in which any Seller or any director or former director of any Group Company or any connected person of any of them is or was directly or indirectly interested.

11.2            None of the assets of any Group Company (including the benefit of any licences or agreements) have been acquired for a consideration otherwise than for its market value at the date of such acquisition.

11.3            There are no debts (whether or not due for payment and including contingent liabilities) or unfulfilled obligations (present or future, actual or contingent) owing between a Group Company and any Seller or any director or former director of a Group Company or any connected person of any of them.

11.4            Insofar as the Warrantors are aware, there is no claim or circumstance which may give rise to a claim against a Group Company by any director or former director of a Group Company or any connected person of any of them on any account whatsoever.

Other interests of the Sellers

11.5            Insofar as the Warrantors are aware, none of the Sellers nor any connected person of any of the Sellers have a direct or indirect interest in any person (other than a Group Company) or any intellectual property rights which is or is likely to be or become, competitive with the business of any Group Company (save as the beneficial owner of any class of securities of any company listed on a recognised investment exchange (as defined in the Financial Services and Markets Act 2000 (as amended)) and in respect of which each Seller or such person is beneficially interested in less than three per cent of all the issued securities of that class).

12.              FINDER’S FEE ETC

12.1            No person is entitled to receive from any Group Company a finder’s fee, brokerage or commission in connection with this Agreement or any document to be executed at or before Completion in accordance with this Agreement.

12.2            No Group Company has any outstanding liability to pay a finder’s fee, brokerage or commission to any person in connection with the purchase of the entire issued share capital of Compass Consulting Group Holdings Limited by CCGH No. 2 Limited pursuant to an agreement dated 29 April 2010, or otherwise.

13.              LITIGATION

Proceedings

13.1            No Group Company is nor has, during the two years preceding the date of this Agreement been engaged in any civil, criminal, administrative or arbitration claim, proceedings or enquiries and there are no such proceedings or enquiries pending or, in so far as the Warrantors are aware, threatened by or against any Group Company or any director of a Group Company or any person for whose acts or defaults a Group Company may be vicariously liable and, so far as the Warrantors are aware, there is no matter or fact in existence which might give rise to the same.

13.2            No Group Company is, nor has, during the two years preceding the date of this Agreement been, engaged in any arbitration, civil or criminal proceedings or dispute with any person who is or was a supplier or customer to a Group Company or where such arbitration, proceedings or dispute resulted in adverse publicity or loss of goodwill and, insofar as the Warrantors are aware, there is no such arbitration, proceedings pending or threatened.

13.3            No Group Company has given any undertaking to any court or to any third party arising out of any legal proceedings and neither a Group Company nor any of its property or assets are subject to any outstanding injunction, order, judgment, decree or arbitral award of any court, tribunal arbitrator, governmental agency or other regulatory body.

13.4            Neither a Group Company nor, so far as the Warrantors are aware, any Employee, officer, agent or former officer, agent or employee of a Group Company has been convicted of any offence in relation to a Group Company, and no Employee or officer has, so far as the Warrantors are aware, been convicted of any offence which reflects upon his suitability to hold his position or upon the reputation of a Group Company.

14.              COMPETITION

14.1            No Group Company is or has been a party to, or directly or indirectly concerned in, any agreement, arrangement or course of conduct which in whole or in part:-

14.1.1         has been or should have been notified to the Office of Fair Trading or to the European Commission, or referred by the Office of Fair Trading to the Competition Commission under Part 3 of the Enterprise Act 2002, or notified or referred to any anti-trust or competition authority in any jurisdiction;

14.1.2         is capable of giving rise to an investigation by the Office of Fair Trading or the Serious Fraud Office or a reference to the Competition Commission or an investigation by the Secretary of State for Trade and Industry or the European Commission or any other person or body in any jurisdiction or been the subject of a report or decision or order or judgment of such person or bodies; or

14.1.3         contravenes or is under investigation in relation to any anti-trust, anti-monopoly or anti-cartel legislation or regulations in any jurisdiction.

15.              LEGAL MATTERS

Compliance with law

15.1            So far as the Warrantors are aware, each Group Company has conducted its business in accordance with its constitutional documents, all applicable law and regulations of any jurisdiction in which it carries on business and there has been no violation of, or default with respect to, any order or judgement of any court, tribunal, governmental agency or regulatory authority in any jurisdiction which has, or could have, an adverse effect on the assets or business of a Group Company.

Investigations

15.2            There is and has been no governmental, regulatory or other investigation, enquiry or disciplinary action regarding any Group Company (other than routine tax inspections) and none is pending or, so far as the Warrantors are aware, threatened.

OFAC

15.3            No Group Company or, insofar as the Warrantors are aware, any director, officer, agent, employee or affiliate of any Group Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or any equivalent sanctions or measures imposed by the United Nations and/or the European Union and/or Her Majesty’s Treasury or other relevant sanctions authority (the “Sanctions”).

Foreign Corrupt Practices

15.4            No Group Company or, insofar as the Warrantors are aware, any director, officer, agent, employee or other person associated with, or acting on behalf of, any Group Company has (i) used any corporate funds for any unlawful contribution, gift, entertainment of unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the U.S. Foreign Corrupt Practices Act, the Bribery Act 2010 or any similar law or regulation of any other jurisdiction (“Anti-corruption Legislation”); or (iv) paid any bribe, rebate, pay-off, influence payment, kick-back or other unlawful payment.

15.5            No Group Company, nor, so far as the Warrantors are aware, any director, officer, agent, employee or affiliate of any Group Company is a person with whom transactions are prohibited under Anti-corruption Legislation or the Sanctions.  Each of the Sellers shall not use the Consideration, directly or indirectly, for any transaction that is prohibition under Anti-corruption Legislation or the Sanctions.

Licences

15.6            Each Group Company has all necessary Licences (true, complete and accurate details of which are contained in the Disclosure Letter) for the proper carrying on of its business as now carried on and each Licence is valid, in force and unconditional or subject only to a condition that has been fulfilled and under which no further action is required.

15.7            There are no factors that might in any way prejudice the continuance or renewal of any Licence and each Group Company has at all times carried on its business in compliance with their terms and conditions.

15.8            No Licence is personal to any one or more of the Sellers.

Constitutional Documents

15.9            The copy of the constitutional documents of each Group Company attached to the Disclosure Letter is true, complete, accurate and up-to-date and includes copies of all resolutions or agreements required by law to be annexed to it and each register, minute book and other book required to be kept by the Act has been properly kept, is up-to-date and contains a true, accurate and complete record of the matters which should be dealt with in those books and no notice or allegation that any of them is incorrect or should be rectified has been received.

Powers of Attorney

15.10          No Group Company has given any power of attorney which remains in effect nor has it given any other similar authority which is still outstanding (other than authority for an Employee to enter into routine trading contracts in the usual course of their duties).

16.              INSOLVENCY

16.1            In relation to each Seller:-

16.1.1         no statutory demand has been issued against him nor are there are any reasonable grounds for believing that he is unable to pay any debts within the meaning of section 268 of the Insolvency Act 1986 as amended;

16.1.2         no petition has been presented and no order made for his bankruptcy or for the appointment of a receiver over any of his assets;

16.1.3         no Encumbrance has been enforced and no distress, execution or other process has been levied, on or over any of the Shares or any assets held by him;

16.1.4         no proposal has been made in respect of an individual voluntary arrangement of him, pursuant to the Insolvency Act 1986 as amended; and

16.1.5         no event analogous to any of the above has occurred in any jurisdiction.

16.2            In relation to each Group Company:-

16.2.1         no resolution has been passed (and no meeting has been convened, and no written resolution has been circulated), no petition has been presented and no order has been made, for the purpose of its winding up and no application or order has been made for a provisional liquidator to be appointed;

16.2.2         no notice of intention to appoint an administrator has been filed, no application for the appointment of an administrator has been made and no other steps in relation to the appointment of an administrator have been taken nor has any administrator been appointed;

16.2.3         no procedure has been commenced, by the Registrar of Companies or any other person, with a view to striking off under section 1000 of the Act;

16.2.4         no administrative receiver, receiver, administrator, liquidator or provisional liquidator or similar officer has been appointed and no Encumbrance has been enforced;

16.2.5         no floating charge has crystallised and no holder of a floating charge has taken any steps to enforce such security;

16.2.6         no event has occurred or will occur by virtue of the execution and performance of this Agreement and/or the Transaction Documents which would cause, or entitle any person to cause, any of the events cited at 16.2.4 and 16.2.5 above;

16.2.7         it has not stopped paying its creditors, is not insolvent, and is not unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986;

16.2.8         there is no unsatisfied judgment or order of any court or tribunal, or award of any arbitrator, outstanding against it;

16.2.9         no distress, attachment, execution or other process has been levied against any of its assets;

16.2.10       no meeting of its creditors, or any class of them, has been held or summoned and no proposal has been made for a moratorium, composition or arrangement in relation to any of its debts, or for a voluntary arrangement under Part 1 of the Insolvency Act 1986; and

16.2.11       no event analogous to any of the above has occurred in any jurisdiction.

17.              INTELLECTUAL PROPERTY

17.1            Schedule 5 contains a complete and accurate list of all registered Intellectual Property owned by any Group Company which is material for the carrying on of the business of any Group Company (the “Owned Intellectual Property”).

17.2            The Group Company described in Schedule 5 as the owner or applicant of the Owned Intellectual Property is the sole legal and beneficial owner of such rights free from any licences or Encumbrances.

17.3            The Group is the sole legal and beneficial owner of the Database free from any licences or Encumbrances.

17.4            Each Group Company owns, free from any licences or Encumbrances, all Intellectual Property used or required to be used by it in connection with the conduct of its existing business in the ordinary course including without limitation in the Database.

17.5            None of the registrations or applications included in the Owned Intellectual Property is subject to, or, so far as the Warrantors are aware, likely to be subject to, amendment, challenge, removal or surrender. So far as the Warrantors are aware, there is nothing which may prevent any of the applications comprised in the Owned Intellectual Property being granted and there are no acts which need to be done to perfect the vesting of title to any Owned Intellectual Property in any Group Company.

17.6            In respect of all Owned Intellectual Property registered or applied for by or on behalf of any Group Company, all application, filing, registration, renewal and other fees have been paid as and when due and all other steps required for the prosecution, maintenance and protection of the same have been taken on a timely basis.

17.7            No compulsory licences or licences of right have been or are likely to be granted in respect of any of the Owned Intellectual Property.

17.8            The Disclosure Letter contains complete and accurate details of all material licences of Intellectual Property (save for off the shelf software) granted by any Group Company and all licences of Intellectual Property granted to any Group Company (“IP Licence(s)”).

17.9            Each of the IP Licences is binding and in force.  So far as the Warrantors are aware: (a) none of the parties to the IP Licences are in breach thereof; and (b) there is no fact or matter which would or may give rise to a breach of any of the IP Licences.

17.10          No notice to terminate any of the IP Licences has been given or threatened and, so far as the Warrantors are aware, there are no, and have never been, any circumstances which may give rise to a right under any IP Licence for any party to that IP Licence to terminate such IP Licence. No disputes have arisen or are foreseeable in connection with any IP Licence.

17.11          The Owned Intellectual Property and the Intellectual Property (if any) licensed to each Group Company pursuant to the IP Licences together comprise all the material Intellectual Property which is used or required to be used in or in connection with the business of the Group as presently carried on.

17.12          So far as the Warrantors are aware, none of the processes and methods employed, the business conducted, the services provided or the products manufactured, used or dealt with by any Group Company (including, without limitation, the creation of, storage in, access to, or use of, the Database) infringes any Intellectual Property of any third party.

17.13          No third party is licensed to access, copy, use or extract data from or, so far as the Warrantors are aware, has at any time in the last 3 years accessed, copied, used or extracted data from the Database.

17.14          No claim has been made by a third party which alleges that any of the operations of any Group Company infringe, or is likely to infringe, the Intellectual Property of any third party or which disputes the right of any Group Company to use Intellectual Property which is used by the Group.  The Warrantors are not aware of any circumstances likely to give rise to any such claim.

17.15          So far as the Warrantors are aware there exists no actual or threatened infringement of any of the Owned Intellectual Property or any circumstance likely to constitute such an infringement.  No Group Company has acquiesced in the unauthorised use by any third party of any Owned Intellectual Property.

17.16          There is (and has during the 3 years preceding the date of this Agreement been) no civil, criminal, arbitration, administrative or other proceedings or dispute in any jurisdiction concerning any of the Owned Intellectual Property. No such proceedings or dispute are pending or threatened and no matter exists which might give rise to such proceedings or dispute.

17.17          So far as the Warrantors are aware no Group Company has disclosed or agreed to disclose any Confidential Information or Know How (including, without limitation, Confidential Information or Know How contained in the Database) to any person other than (i) to its employees who are bound by obligations of confidence; or (ii) properly in the ordinary and usual course of business of the Group and on condition that the disclosure is to be treated as being of a confidential nature, and in each case where such Confidential Information or Know How is material to the business of the

Company, the Company has received a written undertaking of confidentiality from the recipient.  So far as the Warrantors are aware no recipient is in breach of such undertaking of confidentiality.

17.18          No Group Company is a party to a confidentiality or other agreement which adversely affects the free use or disclosure of information used in its business.

17.19          So far as the Warrantors are aware, none of the operations of any Group Company infringe or are likely to infringe any rights held by any third party or involve the unauthorised use of confidential information disclosed to a Group Company in circumstances which might entitle the third party to make a claim against any Group Company.

17.20          There are no injunctions, undertakings, orders, agreements or arrangements which restrict the disclosure, use or assignment by any Group Company of any of the Owned Intellectual Property.

17.21          None of the employees or ex-employees of any Group Company has created any work the Intellectual Property in which is used by any Group Company, except in the course of his employment by the relevant Group Company, and all Intellectual Property in such work is vested in a Group Company.

17.22          Materially complete and accurate records, files and documents have been maintained for all material Intellectual Property and such records, files and documents are in the possession or under the control of a Group Company.

17.23          The Owned Intellectual Property is sufficiently documented to allow its full and proper use without reliance on the special knowledge or memory of any one or more individuals.

18.              INFORMATION TECHNOLOGY

For the purposes of the warranties in this paragraph 19 of Schedule 4 “Computer Systems” includes all hardware, firmware, peripherals, communication links, storage media, networking equipment and other equipment used in conjunction therewith together with all computer software and all related object and source codes and databases, including without limitation the Database, used by or on behalf of or required to be used by or on behalf of the Company.

18.1            All the Computer Systems used or required to be used by the Group:-

18.1.1         are in full operating order and at the date of Completion fulfil the purposes for which they were acquired or established without material failures, downtime or errors;

18.1.2         have adequate capacity for each Group Company’s present needs;

18.1.3         have adequate security, back-up systems, duplication, hardware and software support and maintenance (including emergency cover) and trained personnel to preserve the availability and security of the Computer Systems and the data and information stored on the Computer Systems.

18.2            In the 3 years immediately preceding Completion no Group Company has suffered any major failures or bugs in or material breakdowns of any of the Computer Systems (including hardware and software) which it uses in its business which have resulted in significant or repeated disruption or material loss or interruption in or to its use.

18.3            The Computer Systems are either owned by, or properly licensed or leased to, each Group Company.  No Group Company is in default under the licenses or leases and there are no grounds on which they might be terminated.

18.4            The ownership, benefit, or right to use the Computer Systems will not be lost as a result of the change in the underlying ownership or control of any Group Company.

18.5            In the case of software written or commissioned, or otherwise owned, by each Group Company no other person has rights therein or rights to use or copies of the software or source codes.

18.6            No Group Company has materially breached the terms of any software licences and no notices of breach or termination have been served on or by any Group Company in respect of any such licence.

18.7            The Computer Systems do not contain any third party software or systems which are not available from third party suppliers on arms length commercial terms.

18.8            Each Group Company has in force binding software and hardware maintenance and support agreements for the Computer Systems.

18.9            The appropriate employees are adequately trained to enable them to use and operate the Computer Systems owned or used by any Group.

18.10          The domain names listed in Schedule 5 are all the domain names used, or required to be used, in or in connection with the business of each Group Company as presently carried on and in accordance with the current documented plans of the Sellers for the Group’s business (the “Domain Names”).

18.11          The Company is the sole owner of the Domain Names, together with the website(s) which may be accessed at those domain names (the “Websites”) including the goodwill, copyright and other Intellectual Property in, and content of, the Websites.

18.12          No Group Company operates any of the Websites in any manner, or allows it to host material, which is in breach of any law, international conventions, codes or regulations applicable to the Internet.

19.              DATA PROTECTION

19.1            To the extent that the Company or any member of the Group acts as a data controller within the meaning of the DPA 1998 it has a valid notification under the DPA 1998 and has at all times complied with all applicable Data Protection Legislation, including without limitation to the collection and processing of Personal Data held in relation to Employees.

19.2            Any transfers of Personal Data outside of the European Economic Area have been made in accordance with the Data Protection Legislation.

19.3            Each Group Company has obtained, and documented, all necessary consents and done all such things as are required under Data Protection Legislation for the purposes of the processing of personal data (as defined in the DPA 1998, or any equivalent data under applicable Data Protection Legislation) by, or on behalf of, any Group Company in relation to the business of each Group Company (as previously and presently carried on), including, without limitation, in relation to the creation, storage, access or use of the Database and iComet.

19.4            No Group Company has received any statutory notices from the Information Commissioner (or any equivalent officer or equivalent regulatory authority in any jurisdiction), nor so far as the Warrantors are aware, has it received any complaints from individuals in relation to a breach of the Data Protection Legislation nor has it made any formal undertaking to the Information Commissioner,  and no member of the Group is aware of any circumstances which may give rise to enforcement action being taken by the Information Commissioner.

20.              EMPLOYEES

In this paragraph 20 “Employee” means any person employed by a Group Company under a contract of employment.

Particulars of Employees

20.1            The Disclosure Letter includes details of all of the Employees, and of those individuals to whom each Group Company has offered employment but whose employment has not yet started.

20.2            There is attached to the Disclosure Letter the following details for each Employee which are true, complete and accurate: (i) Name; (ii) Age and date of birth;(iii) Sex; (iv) Date of commencement of employment and date of commencement of any period of continuous employment; (v) Employing Group Company; (vi) Location; (vii) Position; (viii) Job title; (ix) Holiday entitlement; (x) Contractual hours; (xi) Notice entitlement; (xii) Pay review date; and (xiii) Standard retirement age.

20.3            True, complete and accurate details of all remuneration and benefits actually provided or which each Group Company is bound to provide (whether now or in the future) for each Employee are attached to the Disclosure Letter including, but not limited to, details of the following in respect of each Employee: (i) wages or salary; (ii) overtime pay; (iii) commission; (iv) allowances; (v) bonus or other profit-sharing or incentive arrangements (whether contractual or not); (vi) enhanced redundancy pay; (vii) payments payable on termination, breach, suspension or variation of the contract of employment; (viii) payments or allowances, lump sums or other benefits payable on death or during any periods of sickness or disablement for the benefit of any of the Employees or their dependants; (ix) motor vehicle; and (x) any benefit schemes, arrangements or understandings operated.

20.4            No Employee is entitled to receive any payment, remuneration or benefits (including any increase in remuneration of benefits) as a result of, or in connection with, the sale of the Shares in accordance with this Agreement and/or the execution and performance of any of the Transaction Documents other than as set out in this Agreement.

Terms and Conditions

20.5            Copies of the following are attached to the Disclosure Letter:

20.5.1         all standard terms and conditions of employment between each Group Company and the Employees and details of which terms and conditions apply to each Employee;

20.5.2         the terms and conditions of employment between each Group Company and any Employee earning in excess of £100,000 (or the equivalent sum if they are paid in a currency other than GBP Sterling) in relation to fixed salary (for the avoidance of doubt excluding any commission, bonus and benefits);

20.5.3         all service agreements between each Group Company and its directors and the terms of engagement for each Group Company’s non-executive directors;

20.5.4         all staff handbooks, policies and procedures (including, without limitation, any disciplinary or grievance policy and procedure and any equal opportunities policies and procedures) which apply to the Employees;

20.5.5         any other written agreement and details of any verbal agreement or arrangement with a Group Company relevant to the Employees (including, for the avoidance of doubt, any collective agreement).

Workers

20.6            Save as set out in the Disclosure Letter, no Group Company has any:

20.6.1         apprentices; or

20.6.2         trainees; or

20.6.3         consultants; or

20.6.4         non-executive directors; or

20.6.5         secondees; or

20.6.6         night workers (for the purposes of the Working Time Regulations 1998); or

20.6.7         volunteers,

and save as set out in the Disclosure Letter there are no written or verbal contracts or letters of appointment for the same.

Termination

20.7            The contract of employment of each of the Employees can be terminated without the payment of damages or compensation (other than that payable under statute) by giving three months’ notice or less.

20.8            None of the Employees has handed in their resignation and, so far as the Warrantors are aware, as at the date of the Agreement no Employee intends to give notice of resignation.

20.9            No Employee will be entitled as a result of or in connection with any change of control of any Group Company or as a result of this Agreement:

20.9.1         to terminate his employment with any Group Company; or

20.9.2         to receive any payment, reward or benefit of any kind; or

20.9.3         to receive any enhancement in or improvement to his remuneration, benefits or terms and conditions of service; or

20.9.4         to treat himself being dismissed on the ground of redundancy released from any obligation to any Group Company.

Retirement

20.10          No Group Company has given notice to any Employee of its intention to retire any Employee or received notice that any Employee intends to retire.

Changes in Remuneration

20.11          There is no contractual or other obligation to increase or otherwise vary the remuneration payable to any Employee.

20.12          No Group Company has since 1 January 2010:

20.12.1       increased or offered or agreed to increase the remuneration of, or

20.12.2       increased or offered or sought to alter any of the terms and conditions of employment of any Employee, nor are there any proposals or negotiations for any such increase or alterations expected or likely to take place before 1 January 2011.

Accrued and Potential Liabilities

20.13          There are no sums owing to any present or former Employee or Worker other than remuneration and benefits accrued for the current wage or salary period or for reimbursement of normal business expenses and holiday for the current holiday year.

20.14          No present or former Employee or Worker or any applicant for any role in any Group Company has made any claim that is outstanding or, so far as the Warrantors are aware, contingent or anticipated claim against any Group Company arising out of an act or omission by any Group Company on or before the date of this Agreement and so far as the Warrantors are aware there are no facts or circumstances that might give rise to the same.

20.15          So far as the Company is aware, none of the Employees is in material breach of his contract of employment or any other material obligation or duty he owes to the Company.

20.16          No Employee has any current disciplinary sanction in force against him or is the subject of any current disciplinary investigation or procedure (whether under a Group Company’s disciplinary policy, the Employment Act 2002 (Dispute Resolution) Regulations, the Acas Code of Practice on Disciplinary and Grievance Procedures, any applicable law, regulation or Code of Practice in any jurisdiction or otherwise), and no Employee has brought a grievance against any Group Company or any of its employees, officers or workers within the last 12 months (whether under a Group Company’s grievance policy, the Employment Act 2002 (Dispute Resolution) Regulations 2004, the Acas Code of Practice on Disciplinary and Grievance Procedures or any applicable law, regulation or Code of Practice in any jurisdiction or otherwise).

20.17          So far as the Warrantors are aware, no present or former Employee or Worker has at the date of this Agreement any:

20.17.1       loan or advance from any Group Company or has received any financial assistance from any Group Company; or

20.17.2       outstanding claim under any permanent health or similar scheme provided by any Group Company.

20.18          No Employees are, as at the date of this Agreement absent due to maternity, paternity, adoption or parental leave or absence by reason of illness or incapacity, secondment or otherwise).

20.19          So far as the Warrantors are aware, none of the Employees is suffering from or has suffered from within the last 12 months any medical or other condition which impairs his or her ability to continue to perform their employment duties and/or which requires or so far as the Warrantors are aware might require any arrangement or adjustment within the workplace.

20.20          No arrangements or adjustments have been made, nor so far as the Warrantors is aware, need to be made by virtue of the provisions of the Disability Discrimination Act 1995 (or applicable law or regulation in any jurisdiction) in relation to any of the Employees.

20.21          No Employee has at any time in the last six months exercised a right to request a contract variation under section 80F of the Employment Rights Act 1996 (or applicable law or regulation in any jurisdiction).

20.22          No Employee has made a protected disclosure for the purposes of the Employment Rights Act 1996 at any time during the last 12 months (or any similar disclosure relating to the conduct of any Employee, Worker or any Group Company under applicable law or regulation in any jurisdiction).

20.23          No Employee has been precluded from joining a pension scheme on the basis of the number of hours he or she works.

Trade Unions, representation, collective issues and disputes

20.24          No Group Company has any agreement or other arrangement, whether oral or written, formal or informal (whether legally binding or not) with any trade union or works council or other body representing Employees or any of them, and the standard information and consultation provisions set out in the Information and Consultation of Employees Regulations 2004, Directive 2002/14/EC or any national law implementing such Directive, do not apply in respect of the Employees.

20.25          No Group Company recognises any trade union or works council or other body representing the Employees or any of them.

20.26          No Group Company has done any act or thing that may be construed as recognition of any trade union or works council or other body representing the Employees or any of them.

20.27          No requests for recognition of any trade union or association (whether pursuant to Schedule A1 of the Trade Union and Labour Relations (Consolidation) Act 1992 (as amended), any applicable law of any jurisdiction or otherwise) have been received by any Group Company, and no requests to commence negotiations to reach an agreement have been received by any Group Company pursuant to the Information and Consultation of Employees Regulations 2004, Directive

2002/14/EC or any national law implementing such Directive, or any applicable law of any jurisdiction.

20.28          No Group Company is involved in any industrial or trade dispute or any dispute or negotiation with any trade union or association of trade unions or organisation or works council or body of Employees, and so far as the Warrantors are aware, there are no circumstances likely to give rise to any such dispute.

20.29          There has been no strike, work to rule or industrial action (official or unofficial) by any Employee and no Group Company has conducted a lock-out within the last two years and so far as the Warrantors are aware, there are no current facts which might give rise to the same.

20.30          No Group Company has within the period of 12 months preceding the date of this Agreement:

20.30.1       given notice of any redundancies, dismissals or proposed redundancies or dismissals to any regulatory or governmental authority or body in any jurisdiction (including the Secretary of State, the German Labour Office); or

20.30.2       started consultations with any appropriate representative,

where required to do so under applicable law or regulation (including under the provisions of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992) or any applicable law of any jurisdiction, nor has any Group Company failed to comply with any such obligation within the last 12 months.

20.31          No Group Company has within the period of 12 months preceding the date of this Agreement:

20.31.1       been a party to any transfer of an undertaking which requires consultation to be carried out with employees, workers, employee representatives, trade unions or other collective bodies (including, but not limited to, Directive 2001/23/EC and any national law implementing such Directive);

20.31.2       been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 for the purpose of any transfers of undertakings taking place before 6 April 2006, and in the Transfer of Undertakings (Protection of Employment) Regulations 2006 for the purpose of any transfers or service provision changes taking place on or after 6 April 2006;

20.31.3       failed to comply with any duty to inform and consult any appropriate representative arising in relation to any relevant transfer under applicable law or regulation.

Compliance

20.32          So far as the Warrantors are aware, each Group Company, has in relation to each of its present Employees and Workers, and any representatives of such Employees or Workers:

20.32.1       complied and continues to comply with all material obligations, awards, orders and recommendations imposed on it or made by or under statute, statutory instrument, European Community law, common law, contract, any collective agreement, the terms and conditions of employment, staff handbook, company policy;

20.32.2       complied and continues to comply with any recommendations made by the Advisory Conciliation and Arbitration Service, the Equal Opportunities Commission, the Commission for Racial Equality, the Disability Rights Commission, the Equality and Human Rights Commission, the Central Arbitration Committee or any other bodies with similar functions or powers in relation to employees, and with any arbitration awards and declarations; and

20.32.3       maintained and continues to maintain adequate and suitable personnel records which are now up to date, complete and accurate.

20.33          No Group Company has operated any rolled up holiday pay arrangements in respect of any of its present or former Employees or Workers within the last 3 years.

20.34          No Group Company is or has been the subject of any enquiry or investigation by the Commission for Racial Equality, the Equal Opportunities Commission, the Disability Rights Commission, the Equality and Human Rights Commission, any health and safety enforcement body or any other statutory, governmental or regulatory body in respect of any act, event, omission or other matter relating to any Employee or Worker and there are no facts which might give rise to the same.

20.35          So far as the Warrantors are aware, all Employees have leave to enter and remain in the jurisdiction in which their employer is resident and are entitled to work in their current role in such jurisdiction under applicable law and regulation (including the Asylum and Immigration Act 1996 and/or the Immigration, Asylum and Nationality Act 2006, as applicable).

20.36          All Employees have provided the necessary documentary evidence to show that they have leave to enter and remain in the jurisdiction in which their employer is resident, as required under applicable law or regulation (including the Asylum and Immigration Act 1996 and/or the Immigration, Asylum and Nationality Act 2006, as applicable).

Training

20.37          No Group Company has nor ever has had any training scheme, arrangement or proposal in respect of which a levy is currently or may in the future become payable by such Group Company under applicable law or regulation (including the Industrial Training Act 1982).

21.              PENSIONS

21.1            The GPP is a group personal pension scheme (i.e. an arrangement under which Employees may participate on a grouped basis in personal pension schemes (as defined in section 1 of the Pension Schemes Act 1993)) and those schemes are registered pension schemes as defined in section 150(2) of the Finance Act 2004.

21.2            The Executive Scheme is a personal pension scheme as defined in section 1 of the Pension Schemes Act 1993.

21.3            No Group Company is or has ever been a party to any agreement or arrangement for the provision of any Relevant Benefits for any person except for the Pension Schemes.

21.4            No Group Company has any obligation to make available to any person a stakeholder pension scheme (as defined in section 1 of the Welfare Reform and Pensions Act 1999).

21.5            No stakeholder scheme designated by any Group Company has been wound up or discontinued.

21.6            There have been delivered to the Buyer:

21.6.1         details of each of the Pension Schemes sufficient to enable the Buyer to identify the nature and extent of the membership and benefits which exist and the employer contribution liabilities of the Company in relation to the Pension Schemes; and

21.6.2         a list of all Employees for whom any Group company contributes together with details showing the rate and the amount of the contributions each Group Company has undertaken to contribute to the Pension Schemes.

21.7            All benefits under the Pension Schemes are provided on a money purchase basis.  No assurance, promise or guarantee (whether oral or written) has been given to any person as to the level or amount of benefits to be provided under the Pension Schemes.

21.8            No undertaking or assurance has been given to any of the Employees or former Employees as to the continuance, introduction, increase or improvement of any Relevant Benefits (whether or not there is any legal obligation to do so).

21.9            There are no death in service benefits payable under the Pension Schemes.

21.10          All contributions payable by any Group Company in respect of the Pension Schemes and all actuarial, consultancy, legal and other fees, charges or expenses payable by any Group Company in respect of the Pension Schemes have been paid and no services have been rendered in respect of the Pension Schemes in respect of which an account or other invoice has not been rendered.

21.11          There are no claims or actions in respect of the Pension Schemes (including complaints to the Pensions Ombudsman or investigations by the Pensions Regulator) in progress, pending or threatened (other than routine claims for benefits) and no circumstances exist which might give rise to any such claim or action.

21.12          Each Group Company has at all times complied with the provisions of all relevant statutes, regulations and requirements in relation to the Pension Schemes.  No part-time or temporary Employees or former Employees have ever been excluded from membership of, or equal treatment under, the Pension Schemes, and no Employees or former Employees have ever been excluded or treated less favourably by reason of their sex, race, sexual orientation, disability, religious belief or age.

21.13          No Group Company is providing or has at any time paid an ex gratia payment in respect of Relevant Benefits.

21.14          Since 1 May 1982 no Employee or former Employee has ever had his contract of employment transferred to any Group Company from another employer in circumstances where the Transfer of Undertakings (Protection of Employment) Regulations applied to the transfer of that contract.

21.15          No person with which any Group Company is connected or of which any Group Company is an associate participates, or has participated, as an employer in an occupational pension scheme other than a money purchase scheme (as defined in section 181 of the Pension Schemes Act 1993).  For the purposes of this paragraph, “connected” and “associate” are to be interpreted in accordance with sections 249 and 435 respectively of the Insolvency Act 1986.

22.              TAX

Tax returns and compliance

22.1            Each Group Company has within the relevant time limits correctly made all returns, given all notices and submitted all computations, accounts or other information required to be made, given or submitted to any Tax Authority and all such returns and other documentation were and are true, complete and accurate in all material respects.

22.2            All claims, elections and disclaimers assumed for the purposes of the Accounts or the returns have within the relevant time limits been correctly made and submitted, and remain valid in all material respects and the Disclosure Letter contains full details of any claims, elections, disclaimers, returns or other documentation which need to be submitted to a Tax Authority, where the time limit has not expired at Completion.

22.3            No Group Company has any agreement or arrangement with a Tax Authority whereby it is assessed to or accounts for Tax other than in accordance with the strict terms of relevant legislation or published practice of the relevant Tax Authority which has any material effect on the quantum of Tax payable by that Group Company.

Deductions and Payments of Tax

22.4            Each Group Company has:-

22.4.1         properly deducted and/or withheld from payments made by it all Tax required by law to be deducted and/or withheld; and

22.4.2         within the relevant time limits paid or accounted for all Tax which it is or was liable by law to pay or account for (including Tax required to be deducted or withheld from payments).

22.5            Each UK Group Company is liable to pay corporation tax in instalments for the accounting period which will be current at Completion and the Disclosure Letter contains true, complete and accurate particulars of any instalments of corporation tax paid by each UK Group Company for the accounting period beginning immediately after the Accounts Date and an overview of the basis for calculating such instalments (including the basis upon which the total corporation tax liability for the accounting period was estimated).

22.6            For any Overseas Company liable to pay Tax on an instalment basis, for the accounting period which will be current at Completion, the Disclosure Letter contains true, complete and accurate particulars of any instalments of corporation tax paid by each Overseas Company for the accounting period beginning immediately after the Accounts Date and the basis for calculating such instalments (including the basis upon which the total corporation tax liability for the accounting period was estimated).

Records

22.7            Each Group Company has maintained and is in possession of all records required for Tax purposes and all such records remain materially true, complete and accurate.  In particular, without limitation and so far as the Warrantors are aware each Group Company has sufficient records to enable it to calculate any present or, so far as possible, future liability for Tax of a Group Company or its entitlement to any deduction, relief or repayment of Tax and any claims and elections it has made relating to Tax.

Penalties, disputes and investigations

22.8            No Group Company is, or has within the last three years been, liable to pay any fine, interest, surcharge or penalty in relation to Tax, nor involved in any dispute with, or the subject of an enquiry or investigation (excluding for these purposes audits or enquiries of a routine nature) by, a Tax Authority and so far as the Warrantors are aware there are no facts which are likely to cause it to become liable to pay any fine, interest, surcharge or penalty nor to give rise to any such dispute, enquiry or investigation.

22.9            No enquiry which has been made into a tax return of a Group Company remains outstanding.

Secondary Liabilities

22.10          So far as the Warrantors are aware, no Tax has been or may be assessed on or required to be paid by any Group Company where the amount in question is the primary liability of another person, and where such assessment or requirement arises or arose by reason of the failure by any other person to satisfy a Tax liability.

22.11          So far as the Warrantors are aware, except as provided in the Accounts no Overseas Company has a liability to Tax on income or gains except in respect of and to the extent of income or gains accruing to that Overseas Company and no arrangements exist which may give rise to any such liability.

Close Company

22.12          Each UK Group Company is a close company for the purposes of United Kingdom Tax but no UK Group Company:-

22.12.1       is or has ever been a close investment holding company for the purposes of Section 34 CTA 2010 (formerly Section 13A ICTA); and

22.12.2       has made any loan to any participator or any associate for the purposes of Section 455 CTA 2010 (formerly Section 419 ICTA) or provided any payment or benefit to a participator which has or could be treated as a distribution for the purposes of Section 1064 CTA 2010 (formerly Section 418 ICTA).

22.13          Each Overseas Company is a company that would be close if it were resident in the UK within the meaning of Section 13 TCGA, but no attribution of any gain has been or is likely to be made under that section to any UK Group Company.

Residence and Overseas Matters

22.14          Each Group Company is, and always has been, resident only in the territory given in Part 1 or Part 2 (as appropriate) of Schedule 2 to the Agreement for Tax purposes (and has never been treated as resident outside that territory for the purposes of any double tax convention) and so far as the Warrantors are aware that territory is the only territory whose Tax Authorities could seek to charge Tax on its worldwide profits or gains.

22.15          No Group Company is carrying on or has ever carried on any trade or otherwise been liable to Tax other than in the territory given in Part 1 or Part 2 (as appropriate) of Schedule 2 to the Agreement, or is acting or has ever acted as the branch, agent, factor, or tax representative of any person resident outside the territory given in Part 1 or Part 2 (as appropriate) of Schedule 2 to the Agreement for Tax purposes and no such person carries on any trade or business through a Group Company.

22.16          No Overseas Company is a “Controlled Foreign Company” within the meaning of Chapter IV of Part XVII of ICTA.

Employee Tax

22.17          Each Group Company has properly operated any relevant PAYE (or deduction of income tax at source) system in accordance with the legislation of any relevant jurisdiction (including for the avoidance of doubt the United Kingdom) deducting amounts as required by law from all payments made to or treated as being made to employees and ex-employees of the relevant Group Company, and has accounted to the relevant Tax Authority (within any requisite time periods) for all amounts so deducted including, for the avoidance of doubt, in cases where it is securities of the relevant Group Company (or any interests in or options to acquire the same) that are regarded as constituting such payment.

22.18          Each Group Company has paid all social security contributions for which they are liable and complied with its obligations in respect of social security in accordance with the legislation of any relevant jurisdiction (including for the avoidance of doubt national insurance in the United Kingdom) and has kept proper books and records relating to the same including, for the avoidance of doubt, in cases where it is securities of the relevant Group Company (or any interests in or options to acquire the same) that are regarded as constituting such payment.

22.19          Each Group Company has complied with its reporting, accounting and payment obligations to the relevant authorities of any relevant jurisdiction in connection with payments (including notional payments) and benefits provided for employees or directors (including former employees and directors) of a Group Company or others.

22.20          Other than the Shares, no Employee or former employee or director of a Group Company or any person associated with any of them holds or has held any shares or securities or options over or interests in any shares or securities of any Group Company and no Group Company could be liable after Completion to pay national insurance contributions or account for income tax or national insurance under the PAYE system in accordance with the legislation of any relevant jurisdiction (including for the avoidance of doubt the United Kingdom) in respect of, or in consequence of any event occurring in relation to, any such shares, securities, options or interests.

VAT and Indirect Taxes

22.21          Each Group Company is required to be registered and has registered for VAT only in the territory given in Part 1 or Part 2 (as appropriate) of Schedule 2 of the Agreement and is not registered or required to register for VAT in any other jurisdiction.

22.22          The Disclosure Letter contains true, complete and accurate details of all companies which are or have been treated as a member of the same group of companies as any of the UK Group

Companies for the purposes of VAT under any relevant legislation (including for the avoidance of doubt Section 43 VATA in the UK), including details of the representative member of such groups, and neither Section 43 (1AA) VATA nor Section 43(2A) VATA has applied or could apply in relation to any UK Group Company which is a member of such a group.

22.23          No Group Company:-

22.23.1       has within the previous three years been given any penalty liability notice, any surcharge liability notice or any written warning in respect of VAT under the relevant legislation; and

22.23.2       is required to make payments on account of VAT or to give security to a Tax Authority in relation to VAT or customs or excise duties.

22.24          The Disclosure Letter sets out true, complete and accurate details of the input tax incurred in respect of each capital item owned by any UK Group Company to which Part XV of the Value Added Tax Regulations 1995 applies (irrespective of whether credit was obtained for all such input tax) and, in respect of each such item, the extent to which it was used in making taxable supplies at the time that the original entitlement to deduction of the input tax was determined for the purposes of Regulation 115.

22.25          All supplies made by each Group Company are subject to VAT.

22.26          No UK Group Company has made a real estate election (within the meaning of paragraph 21 Schedule 10 VATA) and the Disclosure Letter contains true, complete and accurate details of each option to tax made by a UK Group Company or by any relevant associate of a UK Group Company (for the purposes of paragraph 3 of Schedule 10 VATA) and all such options to tax have been validly made and notified and are effective.

22.27          There are no restrictions on a UK Group Company opting to tax or making a real estate election and so from charging VAT on any payment made by the tenant, licensee or occupier under any lease, tenancy, licence or agreement to which any of the Properties are subject.

22.28          No UK Group Company is bound or has agreed to become bound by any contract, lease or licence under the terms of which, or in respect of which, by virtue of section 89 VATA a UK Group Company is or could become liable to pay any increased consideration as a result of the making in the future of an option to tax or real estate election under paragraphs 2 or 21 (respectively) of Schedule 10 VATA.

Chargeable Gains

22.29          The amount at which any asset is included in the Accounts and/or the amount of consideration given on the acquisition of any asset by a Group Company since the Accounts Date, is such that on the disposal of such asset for a consideration equal to such amount, no material liability to Tax in respect of any chargeable gain will arise.

Capital Allowances

22.30          The value attributed in the Accounts to each asset, or the aggregates of the values attributed to the assets in each pool of assets in respect of which separate computations for capital allowances are required to be made or, as a result of any election, are made, is such that on a disposal of each such asset or pool of assets on the Accounts Date for a consideration equal to such a value or aggregate value no material balancing charge would arise for any UK Group Company.

22.31          No claim has been made by any of the Overseas Companies for the depreciation of any asset for Tax purposes in circumstances in which the claim is likely to be disallowed.

Groups

22.32          No UK Group Company has taken any surrender or itself surrendered any Group Relief or made payment or is due payment for the same except from or to another UK Group Company.

22.33          So far as the Warrantors are aware, no liability to Tax will or may arise to a Group Company or be increased as a result of or in consequence of the entry into this Agreement and/or the sale of the Company pursuant to this Agreement or could arise on a Group Company ceasing at any time to be a member of the same group of companies as any other Group Company.

22.34          The Tax affairs of each Overseas Company have not at any time within the last six years been dealt with on a consolidated basis.

22.35          No tax sharing arrangement (including without limitation, any arrangement under which tax losses or tax reliefs are surrendered or claimed or agreed to be surrendered or claimed) has been entered into in respect of the profits gains or losses of any Overseas Company and except as provided in the Accounts there exists no obligation on any Overseas Company to make any payment under any such arrangements.

22.36          No Group Company is or has been part of a GPA.

Intangible Assets

22.37          The amounts at which intangible fixed assets (as defined in Part 8 CTA 2009 (formerly Schedule 29 Finance Act 2002)) are included in the Accounts and/or the amounts of consideration given on the acquisition of any intangible assets by a UK Group Company since the Accounts Date are such that on the disposal of any intangible asset for a consideration equal to such amount (disregarding any statutory right to make any election or to claim any allowance or relief), no liability to corporation tax will arise.

22.38          All debits and credits in respect of a UK Group Company’s intangible fixed assets are brought into account by the relevant UK Group Company as debits or credits (as the case may be) for the purpose of Part 8 to the CTA 2009 (formerly Schedule 29 Finance Act 2002) at the time and to the extent that such debits and credits are recognised in the statutory accounts of the relevant Group Company.

Loan Relationships and Derivative Contracts

22.39          All debits and credits in respect of a UK Group Company’s loan relationships or derivative contracts are brought into account by that UK Group Company as debits or credits for the purposes of Part 5 CTA 2009 (Loan Relationships) (formerly Chapter II Part IV Finance Act 1996) or Part 7 CTA 2009 (Derivative Contracts) (formerly Schedule 26 Finance Act 2002) (as the case may be)  at the time and to the extent that such debits and credits are recognised in the statutory accounts of the relevant UK Group Company.

22.40          The carrying value of any loan relationship or derivative contract in the statutory accounts of a UK Group Company is equal to the face value of the debt or the amount or value of the consideration given for the acquisition of the rights under that loan relationship or contract.

22.41          All rents, interest and other sums of an income nature paid or payable by each Overseas Company are or will be wholly allowable as deductions in computing the taxable income of the Overseas Company.

Stamp Taxes

22.42          All instruments executed by a Group Company which are not subject to stamp duty land tax and by virtue of which a Group Company has any rights have been duly stamped and, where appropriate, stamped with the particulars delivered stamp by HM Revenue & Customs and no Group Company has executed outside the United Kingdom any instrument relating to any property situated or to any matter or thing done, or to be done, in any part of the United Kingdom.

22.43          No relief from stamp duty or stamp duty land tax previously granted will be withdrawn on or in connection with the sale of any Group Company pursuant to this Agreement, or in respect of any Group Company ceasing to be a member of the same group of companies as any other Group Company.

22.44          Since the Accounts Date no Group Company has:-

22.44.1       entered into a contract to purchase any land or an agreement to take a lease of any land which in either case has not been completed by a conveyance or the grant of a lease; or

22.44.2       entered into a land transaction where there will or may be an obligation in the future to make a further land transaction return; or

22.44.3       applied to defer payment of stamp duty land tax under section 90 Finance Act 2003.

22.45          Since the Accounts Date no Group Company has incurred any liability to pay stamp duty reserve tax.

Inheritance Tax

22.46          So far as the Warrantors are aware, neither the assets nor the shares of any Group Company are or may be subject to any charge by virtue of section 237 Inheritance Tax Act 1984, no person has or may have the power under section 212 Inheritance Tax Act 1984 to raise inheritance tax by sale or mortgage of, or a terminable charge on, any of a Group Company’s assets or shares and no Group Company has made any transfer of value to which Part IV Inheritance Tax Act 1984 might apply.

Anti-avoidance

22.47          No Group Company or any connected company within the meaning of Section 1122 CTA 2009 (formerly Section 839 ICTA) has carried out, been party to, or otherwise involved in any transaction:-

22.47.1       which could give rise to a liability to Tax under any legislation introduced to counter tax avoidance;

22.47.2       where the sole or main purpose or one of the main purposes was the avoidance of Tax or the obtaining of a tax advantage, whether as part of a scheme, arrangement, series of transactions or otherwise; and/or

22.47.3       in relation to which a Group Company considered or was advised that there was a risk of a liability or increased liability to Tax in accordance with principles established in relation to tax avoidance in case law.

22.48          No Group Company has been party to any transaction in respect of which a different amount or value than the amount or value of the actual consideration given or received by the Group Company should or could be substituted for Tax purposes including, for the avoidance of doubt, any transaction to which Part 4 TIOPA 2010 (formerly Sections 770A and Schedule 28AA ICTA) does or might apply.

22.49          No Group Company has been party to or otherwise involved in any transaction in respect of which disclosure has been made or is required pursuant to Part 7 Finance Act 2004 or Schedule 11A VATA.

Events since Accounts Date

22.50          Since the Accounts Date:-

22.50.1                    no Group Company has been involved in any transaction outside the ordinary and normal course of business which has given rise to a Liability to Tax (as defined in the Tax Deed) or would have given rise to such a liability but for the availability of any Relief (as defined in the Tax Deed);

22.50.2                    no Group Company has incurred or become liable to incur, and there is no continuing obligation to pay, any amount which will not be wholly deductible in computing taxable profits, except for capital expenditure qualifying for capital allowances (excluding the costs of business entertaining not exceeding in aggregate £30,000);

22.50.3                    no Group Company has entered into any transaction which will or may give rise to a liability to Tax on chargeable gains;

22.50.4                    nothing has occurred as a result of which a Group Company could be required to bring a disposal value into account or suffer a balancing charge, or withdrawal of allowances or a recovery of excess relief for the purpose of capital allowances; and

22.50.5                    no UK Group Company has disposed of or otherwise realised any intangible fixed assets for the purposes of Part 8 CTA 2009 (formerly Schedule 29 Finance Act 2002) nor been involved in any transaction or arrangement whereby it would be treated as having done so.

Other Taxes

22.51          No Group Company is registered or required to register for insurance premium tax, landfill tax, climate change levy or aggregates levy.

23.              PROPERTY

23.1            In relation to all of the Properties:-

23.1.1         The particulars of the Properties set out in Schedule 3 are true, complete and accurate.

23.1.2         The Properties comprise all the land property and premises owned (whatever the interest and however that interest is held), used or occupied by the Group Companies.

23.1.3         Each Group Company has in its possession originals of the deeds and documents of title necessary to demonstrate title to the Properties and the Properties and title deeds are not subject to any Encumbrance or any agreement to create the same.

23.1.4         The Properties are not subject to any agreement for sale, estate contract, option to acquire or purchase an interest in the same or right of pre-emption.

23.1.5         The Warrantors are not aware of any circumstances which would entitle or require a lessor (or their equivalent) or any other person to exercise any power of entry upon or to break the term of any lease or other occupational arrangement of, or of taking possession of, the Properties or which would otherwise restrict or terminate any Group Company’s continued possession or occupation and the Warrantors confirm that no notices of any breach have been received by them in relation to any such circumstances.

23.1.6         The Warrantors are not aware of any public or private rights, agreements, interests, covenants restrictions, obligations, conditions, reservations, licences or easements which affect the Group Company’s enjoyment and use of the Properties for the current business operations of those Group Companies or anything which materially or adversely affects the proper use and enjoyment of the Properties for the purpose of the business now being carried on or intended to be carried on at the Properties by any Group Company.

23.1.7         Save for the underlease which affects the property at Compass House, Surrey Research Park, Guildford (as detailed in Schedule 3), each Group Company is entitled to, and has exclusive vacant possession and occupation of the Properties and none of the Properties are subject to any interest, lease, tenancy, licence to occupy or other similar or equivalent arrangement or agreement to grant any of them.

23.1.8         No disputes are known about and no notices of any disputes have been received by any of the Group Companies in respect of the Properties or their use and occupation and so far as the Warrantors are aware there are no pending or anticipated disputes, actions, claims or demands in respect of the Properties or their use.

23.1.9         All of the Properties are actively used by a Group Company in connection with the business of the Seller and no Group Company has received notice of any breach in relation to the existing use of the Properties in respect of whether or not that is the lawful permitted use under the planning or equivalent permit regime (whether local or national and howsoever applying) of the appropriate jurisdiction in which each of the Properties is located.

23.1.10       No Group Company has ever had a lease, tenancy arrangement, licensee, or used or occupied any property or ever guaranteed an arrangement or acquired, assigned or otherwise disposed of any interest in property whatsoever in such a way that it retains any residual liability in respect of it.

23.1.11       No Group Company has agreed to acquire or dispose of, or granted any option in respect of, any interest in any land or premises nor will it do so before Completion without the prior written consent of the Buyer.

23.1.12       The Group Companies have not experienced any obstructions or difficulties with or objections to their access to the Properties and the use of services and service media relating to the Properties.

23.1.13       The Properties are not subject to the payment of any outgoings other than local business rates and water and sewerage charges (or similar or equivalent non English jurisdictional payments) (and in the case of the leasehold, or licensed or equivalent Properties, principal rent or similar occupational payment, insurance premiums and service charges) and all outgoings have been paid when due and none is disputed.

23.1.14                    All rents service charges rates outgoings or other sums due and owing in relation to the Properties have been paid and there are no arrears or outstanding sums due for payment.

23.1.15                    All buildings erections and structures comprised in the Properties and all fixtures and fittings comprising the Properties are in good and substantial repair and condition in all material respects.

23.1.16                    Replies to CPSE enquiries at documents 11.44 to 11.47 (inclusive) of the Disclosure Bundle were when given and are now complete and accurate in all material respects.

23.2            In relation to Compass House:-

23.2.1         All leases, tenancies, licences or other occupier arrangement and agreements to which Compass House is subject are correctly summarised in Schedule 3 and in respect of those arrangements:-

(a)                                           the lessee, licensee or occupier (or equivalent) has not commuted or agreed to commute any rent or other payment or paid any rent or other payment ahead of the date for payment and no Group Company has waived or agreed to waive any such covenant, obligation or restriction whether of the lessee, licensee, occupier or of any surety or guarantor (or their equivalent) of such covenant, obligation or restriction;

(b)                                          there are no collateral assurances, undertakings or concessions made by any party to any such agreement;

(c)                                           no deposit of money or charge over any sum of money or fund has been taken by a Group Company from any lessee, licensee or occupier as security for due performance of any of its obligations; and

(d)                                          the relevant Group Company has elected to waive the exemption from charging VAT on any payments made by the lessee, licensee or occupier under the lease, tenancy, licence, agreement or other appropriate arrangement.

23.3            In relation to the Overseas Properties:-

23.3.1         No outstanding complaint alleging breaches or non-observance has been received in respect of each Group Companies performance and observance of the covenants, restrictions, reservations, conditions, agreements, statutory and/or legislative and/or relevant jurisdictional requirements, byelaws, orders, or permits and other regulations affecting the Overseas Properties in each appropriate jurisdiction and the use of the Overseas Properties in that jurisdiction.

23.3.2         There are no reviews of the amounts payable under the occupational arrangements in the course of being determined or exercisable by the landlord or other interested party from a date prior to the date of this Agreement. Full provision has been made in each Group Company’s Accounts or Management Accounts for, or in respect of, any dilapidations wants of repair or other claims which have arisen or have been made.

23.3.3         The existing use of the Overseas Properties is the lawful permitted use under the planning or equivalent permit regime (whether local or national and howsoever applying) of the appropriate jurisdiction in which each of the Overseas Properties is located or in the case of leasehold (or equivalent) property under the terms of its lease, tenancy, licence or other occupational agreement and is not a temporary use and all necessary consents to such existing use have been obtained and are valid, subsisting and unimpeachable.

23.3.4         There are available to the Overseas Properties such services (including electricity, gas and water supplies, sewerage and telecommunication lines) and accesses as are necessary for the existing use by the Group Companies of the Overseas Properties.

24.              ENVIRONMENTAL

In this paragraph 24 the following definitions apply:-

“Environmental Documentation”

means all reports, assessments, surveys, inspections, audits, investigations, policy statements and records and any correspondence relating to any Group Company with any relevant enforcement authority in relation to the condition of any Property, compliance or non-compliance with any Environmental Laws or the state and condition of the Environment at or in the vicinity of any Property

“Environment”

means all and any of the following media being land (including buildings or structures whether above or below ground or soil and sub-soil and land under any water) water (wherever situate and including territorial and coastal and inland waters, groundwater and water in drains and sewers) and air (including air within buildings and air within natural or man-made structures above or below ground and air wherever situate) and includes all human or plant or animal life and all living organisms and the ecosystems on which they depend

“Environmental Laws”

means all or any applicable law, common law, statute, subordinate legislation, regulation, code of practice or guidance, directives, regulations, decisions of any Court, by-law, order, notice, instruction, demand, decree, injunction, decision, resolution or judgment applying from time to time and having the force of law in any jurisdiction which has as a purpose or effect the protection or restoration or remediation of or prevention of harm to the Environment or, provides for remedies or compensation for harm or damage to the Environment or, relates in any way to any Hazardous Substance or packaging, noise, vibration, radiation, odour, nuisance or interference with the use or enjoyment of land or the erection, occupation or use of man made or natural structures above or below ground

“Environmental Permits”

means all or any permits, licences, consents, permissions, approvals, agreements, certificates, qualifications, registrations, filing, exemptions, variations, modifications, transfers or other authorisations whatsoever including any conditions thereof, issued, granted or required at any time under any Environmental Laws for the activities of any Group Company or the occupation or use by any Group Company of any land or premises or any Property

“Hazardous Substance”

means any natural or artificial substance or combination of substances (whether in solid, liquid, gas, vapour or other form whatsoever) capable of causing harm to the Environment or human health including but not limited to any hazardous, toxic or dangerous substance or article

Use of the Properties and Legal Compliance

24.1            Each Group Company has materially complied at all times with Environmental Laws and insofar as the Warrantors are aware there are no facts or circumstances which may give rise to any breach of or liability under any Environmental Laws.

24.2            Each Group Company does not require any Environmental Permits in connection with its activities or use or occupation of the Properties.

24.3            So far as the Warrantors are aware no Property or other land owned, occupied or used by any Group Company has been or is in such a condition that it or any part of it could be lawfully designated as contaminated land pursuant to the Environmental Protection Act 1990 or similar legislation in any other jurisdiction in which the relevant Property or other land is situated.

Hazardous Substances

24.4            So far as the Warrantors are aware none of the activities of the Company or any Group Company have at any time involved, nor has any use of any asset, property or other land owned, occupied or used by the Company or any Group Company or any Group Company now or at any time been used for, the deposit, storage, treatment or the release or discharge into the Environment of any Hazardous Substance.

Asbestos

24.5            So far as the Warrantors are aware, there are no circumstances which might give rise to any actual or potential claim from any Employee or any third party in relation to or arising from the presence of asbestos or asbestos containing materials in any Property or any property formerly owned or occupied by any Group Company.

Proceedings

24.6            There is no civil, criminal or administrative action, claim, complaint, dispute, notice, caution, investigation or other liability, proceeding or suit arising under Environmental Laws, in each case connected with any Group Company, any land or asset at any time owned, occupied or used by, or on behalf of, any Group Company.

Contractual Arrangements

24.7            No Group Company has entered into any agreements with any third parties in relation to the transfer or retention of actual or potential environmental liability.

Environmental Documentation

24.8            True copies of all Environmental Documentation in the custody, control or possession of the Warrantors, any Group Company or any of their respective advisors have been Fairly Disclosed to the Buyer.

SCHEDULE 6

COMPLETION OBLIGATIONS

At Completion the Sellers shall deliver or make available to the Buyer the following:-

1.                                                duly executed transfers of the Shares to the Buyer or as it directs together with the share certificates for all of the Shares (or an express indemnity in a form satisfactory to the Buyer in the case of any missing certificate);

2.                                                share certificates for all the issued shares in each Subsidiary (or an indemnity in a form satisfactory to the Buyer in the case of any missing certificates);

3.                                                a copy of any power of attorney conferring authority on each person executing this Agreement and each document referred to in this Agreement on behalf of any Seller;

4.                                                an executed power of attorney in favour of the Buyer, or as it directs, in the agreed form, to enable the Buyer or such other person to exercise all voting and other rights attaching to the Shares, pending registration;

5.                                                such duly executed waivers or consents as may be required, to give a good title to the Shares to the Buyer and to enable the Buyer or other such person to be registered as the holder of the Shares;

6.                                                legal opinions, in a form satisfactory to the Buyer, confirming, amongst other things, that each Seller which is incorporated or resident in a jurisdiction outside of the United Kingdom has full power and authority to enter into and perform its obligations under the relevant Transaction Documents and has duly executed such agreements in accordance with applicable law;

7.                                                letters of resignation from Marek Gumienny as a director of the Company and CCGH No.2 Limited and a secretary of the Company, from Cyrille Chevrillon as a director of the Company and CCGH No.2 Limited, from Philip Gore-Randall as a director of the Company and Compass Consulting Group Holdings Limited and from Olof Soderblom as a director of the Company, Compass Management Consulting SA, Compass Management Consulting Iberica SA, Compass Management Consulting Itialia SRL and Compass America Inc and as representative of the South African branch, in each case in the agreed form;

8.                                                all the financial and accounting books and records of each Group Company;

9.                                                the statutory books of each UK Group Company (duly written up to date as at immediately prior to Completion), their respective common seals, Certificates of Incorporation and Certificates of Incorporation on Change of Name (if any), or equivalent;

10.                                          the title deeds of each of the Properties (including all stamp duty land tax returns, insurance policies, premium receipts, maintenance contracts, notices and other documents relating to the Properties);

11.                                          all documents of title relating to the Intellectual Property and Confidential Information of each Group Company;

12.                                          bank statements together with certificates from the Group’s bankers certifying the current and deposit account balances of each Group Company at the close of business on the Business Day preceding Completion;

13.                                          the cash book balances of each Group Company as at Completion with reconciliation statements reconciling such cash book balances with the certificates referred to in paragraph 12 of this Schedule 6;

14.                                          evidence in a form satisfactory to the Buyer of the release of all Encumbrances granted by any Group Company to any Seller;

15.                                          evidence in a form satisfactory to the Buyer of the release of the debenture dated 7 November 2006 granted by Compass Management Consulting Limited to HSBC Bank plc at Companies House;

16.                                          evidence in a form satisfactory to the Buyer of the release of the guarantee granted by Compass Consulting Group Holdings Limited in favour of Close Brothers Limited;

17.                                          evidence in a form satisfactory to the Buyer that all Indebtedness has been discharged and irrevocably and unconditionally cancelled or capitalised (save to the extent that provision is required to be made or taken into account in arriving at the Actual Net Working Capital in accordance with paragraph 5 of Part 4 of Schedule 7);

18.                                          documentation in a form reasonably satisfactory to the Buyer evidencing the existence of the Intra-Group Debt as loan relationships;

19.                                          the April SPA Deed of Release;

20.                                          the deed of termination, in the agreed form, in respect of the investment agreement relating to the Company dated 29 April 2010, duly executed by all the parties to such agreement;

21.                                          the Disclosure Letter duly executed by, or on behalf of, the Warrantors;

22.                                          the Tax Deed in the agreed form duly executed by, or on behalf of, each of the Covenantors referred to in it;

23.                                          the Investor Tax Deed in the agreed form duly executed by, or on behalf of, Marek Gumienny;

24.                                          the Escrow Account Instruction Letter signed on behalf of the Sellers; and

25.                                          a bank mandate for the Escrow Account signed by the Sellers’ Solicitors.

SCHEDULE 7

WORKING CAPITAL ADJUSTMENT AND COMPLETION STATEMENT

PART 1

FORM OF COMPLETION STATEMENT

£’000

Cash and Bank	X

Trade Debtors	X

Work in Progress	X

Other Current Assets	X

Current Assets	X	A

Specified Tax Exposures	(X)

Trade Creditors	(X)

Fees in advance	(X)

Other Current Liabilities	(X)

Current Liabilities	(X)	B

Net Working capital	X/(X)	C=A+B

Indebtedness	(X)	D

Actual Net Working Capital	X/(X)	E=C+D

Target Net Working Capital	1,100	F

Excess of Actual Net Working Capital over Target Net Working Capital or shortfall of Actual Net Working Capital against Target Net Working Capital	X/(X)	G=E-F

Translation of Excess or shortfall above into dollars at exchange rate per Clause 1.7	$X/(X)	H

Working Capital Adjustment equals:

Amount by which H is a greater negative amount than $(500,000) (Negative Adjustment) $(X)	$(X)

PART 2

COMPLETION STATEMENT

1.                                                The Management Sellers shall prepare, on behalf of the Sellers, a draft Completion Statement, together with a schedule showing the Management Sellers’ calculation of Actual Net Working Capital and the Working Capital Adjustment in accordance with this Schedule 7.

2.                                                The Management Sellers, on behalf of the Sellers, shall deliver the draft Completion Statement to the Buyer within sixty (60) days after Completion, together with a schedule showing the Management Sellers’ calculation of Actual Net Working Capital and the Working Capital Adjustment.

3.                                                The Buyer and the Buyer’s accountants shall be afforded reasonable access during normal working hours to all the Management Sellers’ and their professional accountants working papers and to the accounting and tax records of the Group for the purposes of verifying that the Management Sellers’ draft Completion Statement and the calculation of Actual Net Working Capital and the Working Capital Adjustment provided by the Management Sellers to the Buyer pursuant to paragraph 2 comply with the provisions of this Schedule 7 and for the purposes of the Buyer and the Buyer’s accountants preparing any Objection Notice (as defined in paragraph 4).

4.                                                The Buyer shall notify the Sellers’ Representative in writing within sixty (60) Business Days after receipt of the Management Sellers’draft Completion Statement and the calculation of Actual Net Working Capital and any Working Capital Adjustment pursuant to paragraph 2 whether or not the Buyer agrees with the draft Completion Statement and/or the calculation of Actual Net Working Capital and/or the Working Capital Adjustment. Any written notice from the Buyer stating that the Buyer does not agree the draft Completion Statement and/or the calculation of the amount of Actual Net Working Capital and/or the Working Capital Adjustment (an “Objection Notice”) shall be accompanied by the information set out in paragraph 5.  Save in respect of the matters specifically set out or referred to in the Objection Notice, the Buyer shall be deemed to accept the draft Completion Statement and the calculation of the amount of the Actual Net Working Capital and/or the calculation of any Working Capital Adjustment and the Buyer and the Sellers shall not after the service of the Objection Notice be entitled to raise any new items for dispute.

5.                                                If the Buyer within the period of sixty (60) Business Days referred to in paragraph 4 serves an Objection Notice on the Sellers’ Representative:-

5.1                                         it shall set out therein in reasonable detail the reasons for such non-acceptance and specify the adjustments which, in the Buyer’s opinion, should be made to the draft Completion Statement and/or to the calculation of the amount of the Actual Net Working Capital and/or to the calculation of the Working Capital Adjustment delivered by the Management Sellers to the Buyer pursuant to paragraph 2 in order to comply with the requirements of this Schedule 7, together with, if available and practicable, the monetary amount of each adjustment that it seeks to make; and

5.2                                         the Buyer and the Sellers’ Representative shall use all reasonable endeavours to (i) meet and discuss the objections of the Buyer and (ii) reach agreement upon the adjustments (if any) required to be made to the draft Completion Statement, the calculation of the amount of the Actual Net Working Capital and/or the calculation of the Working Capital Adjustment within a period of fifteen (15) Business Days after receipt of the Objection Notice.

6.                                                If the Buyer is satisfied with the draft Completion Statement (either as originally submitted or after adjustments agreed between the Buyer and the Sellers’ Representative pursuant to paragraph 5.2), then:-

6.1                                         the draft Completion Statement (incorporating any agreed adjustments) shall constitute the Completion Statement for the purposes of this Agreement; and

6.2                                         the amount of the Actual Net Working Capital and/or the Working Capital Adjustment as shown in the schedule (incorporating any agreed adjustments) shall constitute the Actual Net Working Capital and the Working Capital Adjustment for the purposes of this Agreement.

7.                                                If the Buyer and the Sellers’ Representative do not reach agreement within fifteen (15) Business Days of an Objection Notice having been served pursuant to paragraphs 4 and 5, then the matters in dispute may be referred on the application of either the Buyer or the Sellers’ Representative, for determination by an independent chartered accountant agreed between the Buyer and the Sellers’ Representative or, in default of agreement to be appointed by the President of the Institute of Chartered Accountants in England and Wales on the application of either the Buyer or the Sellers’ Representative (the “Independent Firm”).  The Buyer and the Sellers’ Representative shall use all reasonable endeavours to agree with the Independent Firm the precise terms of reference to apply to its role under this paragraph 7 as soon as reasonably practicable following a referral to the Independent Firm.  The following general terms of reference shall apply in any event:-

7.1                                         the Buyer and the Sellers’ Representative shall each prepare a written statement within five (5) Business Days of the formal appointment of the Independent Firm on the matters in dispute which (together with all relevant supporting documents) shall be submitted to the Independent Firm for determination.  The matters in dispute shall be limited to the matters specified or referred to in the Objection Notice which have not been subsequently agreed;

7.2                                         at the same time as the Buyer and the Sellers’ Representative submit their respective written statements to the Independent Firm for determination, each shall deliver to the other a copy of their submissions (with a copy of all supporting documents delivered to the Independent Firm);

7.3                                         any response to a subsequent request by the Independent Firm for information from either the Buyer or the Sellers’ Representative shall be copied to the other party/parties at the same time as it is delivered to the Independent Firm and such other party/parties shall be entitled to submit their comments on the response to the Independent Firm within five (5) Business Days;

7.4                                         in giving its determination, the Independent Firm shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the draft Completion Statement, the amount of the Actual Net Working Capital and any Working Capital Adjustment in respect of the matters in dispute in order to comply with the requirements of this Agreement and to determine finally the Completion Statement, the amount of the Actual Net Working Capital and any Working Capital Adjustment;

7.5                                         the Independent Firm shall act as an expert (and not as an arbitrator) in making any such determination which shall, in the absence of manifest error, be final and binding on the Sellers’ Representative, the Sellers and the Buyer; and

7.6                                         each of the Sellers and the Buyer expressly waive, to the extent permitted by law, any rights of recourse to the courts they may otherwise have to challenge the Independent Firm’s determination, including any determination under paragraph 7.4 (save in circumstances where manifest error is alleged in respect of the Independent Firm’s determination).

8.                                                The Sellers and the Buyer shall each be responsible for their own costs in connection with the preparation, review, settlement and agreement or determination of the Completion Statement, the calculation of the amount of the Actual Net Working Capital and any Working Capital Adjustment. The fees and expenses of the Independent Firm shall be shared equally between the Sellers on the one hand and the Buyer on the other, or in such proportions as the Independent Firm shall determine.

9.                                                When the Completion Statement is agreed or otherwise determined in accordance with the preceding paragraphs of this Schedule 7, then the amount shown therein shall be the amount of the Actual Net Working Capital and the Working Capital Adjustment for the purposes of this Agreement.

PART 3

GENERAL REQUIREMENTS

1.                                                The Completion Statement shall be prepared in a format consistent with the statement set out in Part 1 of this Schedule 7 and, for the avoidance of doubt, shall:-

1.1                                         be prepared in accordance with the specific accounting treatments set out in Part 4 of this Schedule 7;

1.2                                         be prepared using accounting policies, practices, procedures and categorisations consistent with those used in the preparation of the 30 September 2010 Management Accounts which are set out in Part 5 of this Schedule 7 to the extent consistent with the Accounting Practice;

1.3                                         where neither paragraphs 1.1 nor 1.2 deal with a matter, be prepared in accordance with the Accounting Practice applicable as at Completion on the basis that reference in the definition of Accounting Practice to the Accounts Date is replaced by a reference to the Completion Date.

2.                                                In the event of any conflict between the application of paragraphs 1.1, 1.2, and 1.3, the application of paragraph 1.1 shall take precedence over paragraph 1.2 and the application of paragraph 1.2 shall take precedence over paragraph 1.3.

3.                                                The Buyer and the Sellers each acknowledge that the sole purpose of the Completion Statement is to determine the amount of the Actual Net Working Capital and any Working Capital Adjustment for the purposes of the adjustments and payments set out in Clause 4.

4.                                                Unless expressly stated to the contrary in this Schedule 7, information and events occurring after the date that the draft Completion Statement is delivered by the Management Sellers to the Buyer pursuant to paragraph 2 of Part 2 of this Schedule 7 shall not be taken into account in assessing the value of items to be included in the Completion Statement.

5.                                                The Completion Statement shall be prepared on the basis that it relates to the Group Companies each as a going concern and exclude any effects of the change of control or ownership contemplated by this Agreement.

6.                                                The provisions of this Schedule shall be interpreted so as to avoid double counting (whether positive or negative) of any item.

PART 4

ACCOUNTING TREATMENTS

1.                                                The Completion Statement shall be prepared as at the Completion Date and shall include the consolidated assets and liabilities of all Group Companies acquired pursuant to this Agreement including the Non-Trading Subsidiaries.

2.                                                In calculating the corporation tax accrual to the date of Completion pursuant to this Schedule 7, the following shall apply:-

2.1                                         the Completion Date shall be treated as the end of a notional accounting period for Tax purposes; and

2.2                                         no deferred tax asset shall be recognised as a result of any losses or reliefs for Tax purposes which are available for carry forward at the date of Completion.

3.                                                The following accruals or provisions shall be made in the Completion Statement in the amounts stated below:-

3.1                                         an accrual for £100,000 shall be included in the Actual Net Working Capital in respect of dilapidations at Compass House;

3.2                                         an accrual of £200,000 shall be included in the Actual Net Working Capital in respect of the French pension liability;

3.3                                         an accrual of €99,000 shall be included in the Actual Net Working Capital in respect of the Actual Tax Liability;

3.4                                         £1,100,000 in respect of Employee bonuses (including social charges);

3.5                                         €392,000 (including social charges) in respect of Employee holiday entitlement in France and Germany; and

3.6                                         an accrual of £43,000 will be included in the Actual Net Working Capital for professional fees of the Group Companies in connection with the transaction contemplated by this Agreement which have been incurred and are unpaid as at Completion.  Any other fees of the Sellers’ professional advisers and the Company’s professional advisers, directly or indirectly in connection with the transaction contemplated by this Agreement shall be the responsibility of and shall be paid by the Sellers.

4.                                                Any assets arising as a result of unreconciled items in inter-company eliminations as part of the consolidation process will be included in the Actual Net Working Capital at nil value.

5.                                               Any outstanding Indebtedness immediately following Completion will be included in the Actual Net Working Capital at its redemption value, including principal, unpaid interest and any redemption penalties, and including (to the extent always that the same is not included within Current Liabilities) any such outstanding Indebtedness:-

5.1                                         under an overdraft facility provided to Compass Consulting AB by Handelsbanken;

5.2                                         under an overdraft facility provided to Compass Management Consulting Italia SRL by Intesa Sanpaolo S.p.A.

6.                                                No provision shall be made in the Completion Accounts in respect of the disclosed operating leases of the Group Companies in relation to the cars, photocopiers/printers and any other equipment (which at the date of this Agreement is circa £300,000).  All lease payments under such disclosed operating leases will be expensed by the Group in the usual way.

7.                                                Accruals will be made for any unpaid directors’ fees, termination or redundancy payments, payments in lieu of notice and payments to the GPP.

8.                                                Tangible Fixed Assets and Intangible Fixed Assets will be excluded from Current Assets.

9.                                                The figure for Current Liabilities shall include provision, reserve or allowance for Tax (e.g. corporation tax/business income tax, employment related tax and social security contributions, VAT/GST, withholding tax) which shall be individually itemised in a separate appendix to and comprising part of the Completion Statement showing specific provisions, reserves or allowances for Tax relating to specified Group Companies in particular jurisdictions.

10.                                          No provision shall be included in the Completion Statement in respect of professional and other fees incurred by any Group Company in respect of preparatory work carried out before Completion in relation to the possible need to produce financial statements in relation to the Group in accordance with SEC requirements.

PART 5

30 SEPTEMBER 2010 MANAGEMENT ACCOUNTS AS ADJUSTED TO EXCLUDE ASSETS AND LIABILITIES IN RESPECT OF TRANSACTION COSTS (“30 SEPTEMBER 2010 MANAGEMENT ACCOUNTS”)

£’000

Cash and Bank	657

Trade debtors	3,367

WIP	1,253

Other Current Assets	798

Current Assets	6,075

Trade Creditors	(634)

Fees in advance	(843)

Other Current Liabilities	(4,604)

Current Liabilities	(6,081)

Net Working Capital	(6)

SCHEDULE 8

ESCROW PROVISIONS

PART 1

ESCROW ACCOUNT

1.                                                Each of the Buyer and the Sellers’ Representative shall sign the Escrow Account Instruction Letter in accordance with Clauses 5.2 and 5.5.6.

2.                                                The Buyer shall, during the period commencing with the date on which any sum is credited to the Escrow Account pursuant to Clause 8.4 and ending on the Expiry Date (the “Escrow Period”) be entitled to deduct from the Escrow Amount in accordance with the provisions of Clause 8 and this Schedule 8 any amount payable by the Warrantors or any of them in respect of a Claim which has been Finally Decided (an “Agreed Claim”).

3.                                                To the extent that a payment to the Buyer out of the Escrow Amount in respect of an Agreed Claim is less than the amount of the Agreed Claim such payment shall constitute part of the amount of that Agreed Claim.

4.                                                Interest accruing on the Escrow Amount from time to time shall be added to the Escrow Amount and shall follow the principal and be distributed accordingly.

5.                                                The Buyer and the Sellers shall ensure that all rights to the Escrow Account remain free from any Encumbrance except as set out in this Schedule.

6.                                                If the Sellers (or any of them) and/or the Buyer are entitled to receive the Escrow Amount (or part thereof) in accordance with the terms of the Agreement the Buyer and the Sellers shall within 7 Business Days commencing on the day the entitlement arises jointly instruct the Buyer’s Solicitors and the Sellers’ Solicitors in accordance with the Escrow Account Instruction Letter to release the money to the relevant Sellers or to the Buyer, as appropriate.

7.                                                Upon the expiration of the Escrow Period the amount then standing to the credit of the Escrow Account shall be paid to the Sellers in the same proportions that it was contributed by them subject to paragraph 8.

8.                                                If, upon the expiry of the Escrow Period, the Buyer has notified the Sellers’ Representative of a Claim which Claim is not on the Expiry Date Finally Decided, then the Buyer shall be entitled to retain the Contingent Amount in respect of such claim in the Escrow Account pending such claim being Finally Decided (when the provisions of Clause 8.4 shall apply).

9.                                                The Buyer’s Solicitors and the Sellers’ Solicitors shall be entitled to withdraw from the Escrow Account amounts equal to any tax on the interest earned on the monies in the Escrow Account for which they are or may become liable.

10.                                          Any costs incurred in respect of the establishment and maintenance of the Escrow Account shall be debited to the Escrow Account.

PART 2

ESCROW ACCOUNT INSTRUCTION LETTER

To:	Pinsent Masons LLP
CityPoint, One Ropemaker Street
London
EC2Y 9AH

To:	Stevens & Bolton LLP
Wey House
Farnham Road
Guildford, Surrey
GU1 4XS

[Date] 2010

Dear Sirs

Escrow Account Instruction Letter

We refer to the agreement for the sale and purchase of CCGH Limited between Management Software Publishing Limited, Marek Gumienny, CPIV S.A. and others (the “Sellers”) and Information Services Group, Inc (the “Buyer”) of today’s date (the “Agreement”).  This is the Escrow Account Instruction Letter as defined in the Agreement.  Terms defined in the Agreement shall have the same meaning when used in this letter.

1.                                                We irrevocably instruct you to:-

1.1                                         open a separately designated interest bearing deposit account at The Royal Bank of Scotland plc (the “Bank”) at its branch at 1 Fleet Street, London EC4Y 1BD in your joint names as the Escrow Account;

1.2                                         hold to our joint order all sums for the time being standing to the credit of the Escrow Account, including all interest accruing on them (less any amount debited to that account by the Bank in respect of its fees and charges);

1.3                                         instruct the Bank to hold the sums standing to the credit of the Escrow Account from time to time in a term deposit account for periods of one month or such lesser period as is in your absolute discretion appropriate to ensure that transfers may be made from the Escrow Account in accordance with this letter and you shall instruct the Bank to credit the interest accrued on the amounts in the Escrow Account to the Escrow Account;

1.4                                         following receipt of a Notice (as defined in paragraph 6 of this letter) that an amount is payable to the Buyer from the Escrow Account, specifying the amount of the payment, instruct the Bank to transfer from the Escrow Account to the account nominated for this purpose by the Buyer, the amount specified in the Notice;

1.5                                         following receipt of a Notice that an amount is payable to the Sellers from the Escrow Account, specifying the amount of the payment, instruct the Bank to transfer from the Escrow Account to the account nominated for this purpose by the Sellers’ Representative the amount specified in the Notice; and

1.6                                         on the Expiry Date (as such term is defined in the Agreement) (the “Release Date”), instruct the Bank to transfer from the Escrow Account to the account nominated for this purpose by the Sellers’ Representative the balance (including the balance of any accrued interest) standing to the credit of the Escrow Account.

2.                                                Instructions to be given by you to the Bank shall be signed by either one of Jeremy Phillips or Alan Farkas of the Buyer’s Solicitors and either one of Keith Syson or James Waddell of the Seller’s Solicitors, or, if those named partners have ceased to be practicable signatories, by one other partner of each of your respective firms as you shall respectively nominate.

3.                                                You shall not be liable in respect of any act or omission in relation to any amounts retained or any payments made or in relation to any matter which is the subject of this letter.  You may rely without enquiry on any Notice which appears on its face to be signed on behalf of the Sellers’ Representative and the Buyer in accordance with paragraph 6 below.  You shall not be required to enquire whether a Notice has been validly given or executed nor shall you be under any liability to any person if the Notice has not been validly given or executed.  All action taken by you under or in relation to this letter shall be taken by you jointly, but notwithstanding any other provisions of this letter, neither of you shall be liable in any circumstances as a result of the actions or omissions of the other.

4.                                                You may discharge any instruction given by us to pay any sum out of the Escrow Account by instructing the Bank to do so and you will not be responsible for any delay or failure on the part of the Bank or for any loss which either of us may suffer as a result of any such delay or failure.

5.                                                When making any payment out of the Escrow Account, you may withhold or deduct any sum which you are obliged by law to withhold or deduct (whether in respect of liability to taxation or otherwise).  We authorise you to pay all bank charges, taxation and other liabilities referable to the operation of the Escrow Account (including all interest accruing on it) out of the funds for the time being standing to the credit of that account and we severally undertake to indemnify you, and keep you indemnified, against all such charges and liabilities referable to the operation of the Escrow Account.

6.                                                For the purpose of this letter “Notice” means a written notice given by letter or facsimile transmission in the form, or substantially in the form, set out in the attached Appendix signed by:-

6.1        a director of the Buyer; and

6.2        the Sellers’ Representative,

or by such other persons as may from time to time be notified to you in accordance with the following paragraph.  Any such joint Notice may consist of separate documents in the same form, each signed by one of the authorised signatories.  The Buyer attaches a list of its current directors with their specimen signatures and the Sellers’ Representative attaches the specimen signatures of the Sellers’ Representative.

7.                                                Either the Seller or the Buyer may from time to time add or remove authorised signatories by a Notice to you, except that in the case of a removal of an authorised signatory, the notice need not be signed by the signatory to be removed.  In the case of an addition to the authorised signatories, the notice shall contain a specimen of the signature of the additional signatory.

8.                                                Except in accordance with the above arrangements or in accordance with an order of a competent court, you will not authorise or request any withdrawal to be made from the Escrow Account.

9.                                                This letter shall be governed by and construed in accordance with the laws of England.

Please confirm your acceptance of the instructions set out in this letter by signing and returning to the Buyer and the Seller the enclosed copies of this letter.

Yours faithfully

Sellers’ Representative	on behalf of Information Services Group, Inc

We acknowledge receipt of this letter

Stevens & Bolton LLP	Pinsent Masons LLP

Date	Date

APPENDIX

LETTER OF INSTRUCTION RELATING TO RELEASE OF FUNDS

To:	Pinsent Masons LLP
CityPoint, One Ropemaker Street
London
EC2Y 9AH

To:	Stevens & Bolton LLP
Wey House
Farnham Road
Guildford, Surrey
GU1 4XS

Dear Sirs

We refer to the Escrow Account established in your joint names pursuant to our joint letter of instruction dated [•] 2010 in connection with the sale and purchase of CCGH Limited.

We hereby irrevocably instruct you to request and authorise the Bank to transfer from that account on or as soon as practicable after [date] the amount of £[principal plus interest] by way of electronic funds transfer to the following account:-

Bank:	[•]

Branch:	[•]

Address:	[•]

Sort Code:	[•]

Account Name:	[•]

Sellers’ Representative	on behalf of Information Services Group, Inc

Dated:	Dated:

SIGNED as a DEED (but not delivered until the	)
date hereof) by	)	M Gumienny
MAREK GUMIENNY in the presence of:	)

Witness

Signature:	W H Wright

Name:	Wendy Helena Wright

Address:	36 Bowford Ave

Bexleyheath, Kent

DA7 4ST

Occupation:	Secretary

EXECUTED (but not delivered until the date	)
hereof) as a DEED by CPIV S.A.	)
acting by its lawfully appointed attorney	)	M Gumienny
Marek Gumienny in the presence of:	)

Witness

Signature:	W H Wright

Name:	Wendy Helena Wright

Address:	36 Bowford Ave

Bexleyheath, Kent

DA7 4ST

Occupation:	Secretary

SIGNED as a DEED (but not delivered until the	)
date hereof) by	)
DAVID WHITMORE acting by his duly	)	Robert Brown
appointed attorney Robert Brown	)
in the presence of:	)

Witness

Signature:	Andrew Coe

Name:	Andrew Coe

Address:	Wey House

Guildford GU1 4XS

Occupation:	Solicitor

SIGNED as a DEED (but not delivered until the	)
date hereof) by	)
LYONEL ROUAST acting by his duly appointed	)	Robert Brown
attorney Robert Brown in the presence of:	)

Witness

Signature:	Andrew Coe

Name:	Andrew Coe

Address:	See above

Occupation:

SIGNED as a DEED (but not delivered until the	)
date hereof) by	)
MALCOLM STAINES acting by his duly	)	Robert Brown
appointed attorney Robert Brown in the	)
presence of:	)

Witness

Signature:	Andrew Coe

Name:	Andrew Coe

Address:	Wey House

Guildford GU1 4XS

Occupation:	Solicitor

SIGNED as a DEED (but not delivered until the	)
date hereof) by	)
JOERG HILD acting by his duly appointed	)	Robert Brown
attorney Robert Brown in the presence of:	)

Witness

Signature:	Andrew Coe

Name:	Andrew Coe

Address:	See above

Occupation:

SIGNED as a DEED (but not delivered until the	)
date hereof) by	)	Robert Brown
ROBERT BROWN in the presence of:	)

Witness

Signature:	Andrew Coe

Name:

Address:	See above

Occupation:

SIGNED as a DEED (but not delivered until the	)
date hereof) by	)
CARL MCLOUGHLIN acting by his duly	)	Robert Brown
appointed attorney Robert Brown in the	)
presence of:	)

Witness

Signature:	Andrew Coe

Name:

Address:	See above

Occupation:

SIGNED as a DEED (but not delivered until the	)
date hereof) by	)
KATHRYN RUDY acting by her duly appointed	)	Robert Brown
attorney Robert Brown in the presence of:	)

Witness

Signature:	Andrew Coe

Name:

Address:	See above

Occupation:

SIGNED as a DEED (but not delivered until the	)
date hereof) by	)
JOHN HUGHES acting by his duly appointed	)	Robert Brown
attorney Robert Brown in the presence of:	)

Witness

Signature:	Andrew Coe

Name:

Address:	See above

Occupation:

EXECUTED (but not delivered until the date	)
hereof) as a Deed	)
by MANAGEMENT SOFTWARE	)	Olof Soderblom
PUBLISHING LTD acting by his duly appointed	)
attorney Olof Soderblom in the presence of:	)

Witness

Signature:	Geoffrey Sparks

Name:	Geoffrey Sparks

Address:	Buryfields House, Buryfields

Guildford

Surrey GU2 4AL

Occupation:	Solicitor

EXECUTED (but not delivered until the date	)
hereof) as a Deed	)
by COMPASS TRUSTEES LIMITED	)	Robert Brown
acting by a director in the presence of:	)

Witness

Signature:	Andrew Coe

Name:

Address:	See above

Occupation:

EXECUTED (but not delivered until the date	)
hereof) as a Deed by	)
INFORMATION SERVICES GROUP, INC.	)	Michael P Connors
acting by a person who, in accordance with	)
the Federal law of the United States of
America and the laws of the state of	Name:	Michael P Connors
Delaware, is duly authorised to execute this
agreement as a deed, in the presence of:-	Title:	Chairman and CEO

Signature of Witness:	David E Berger

Name of Witness: David E Berger

Address:	281 Tressin Blvd
Stamford, CT 06901

Occupation:	EVP CFO